    Exhibit 2.1

PARTNERSHIP INTEREST PURCHASE AGREEMENT
by and among
the Persons listed on Appendix A, as the Sellers,
DAILY NEWS, L.P., as the Company,
TRX PUBCO, LLC, as the Acquiror,
NEW DN COMPANY, as the Sellers’ Representative,
TRIBUNE PUBLISHING COMPANY, LLC, as TPC
and
THE MORTIMER B. ZUCKERMAN MANAGEMENT TRUST U/A/D NOVEMBER 2, 2010, AS AMENDED, as the Management Trust
Dated as of September 3, 2017

TABLE OF CONTENTS
Page

ARTICLE I DEFINITIONS	1

SECTION 1.1	Certain Defined Terms 1

ARTICLE II PURCHASE AND SALE	8

SECTION 2.1	Purchase and Sale of Transferred Interests 8

SECTION 2.2	Closing 8

SECTION 2.3	Purchase Price 8

SECTION 2.4	Closing Deliveries by the Company 8

SECTION 2.5	Closing Deliveries by the Acquiror 9

SECTION 2.6	Adjustment to Purchase Price 9

SECTION 2.7	Sellers’ Representative 12

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY	13

SECTION 3.1	Organization and Qualification of the Company and the Company’s Subsidiaries 13

SECTION 3.2	Authority of the Company 14

SECTION 3.3	No Conflict; Required Filings and Consents. 14

SECTION 3.4	Capitalization. 15

SECTION 3.5	No Undisclosed Liabilities 15

SECTION 3.6	No Other Representations or Warranties 16

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE SELLERS	16

SECTION 4.1	Matters Relating to the Sellers 16

ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE ACQUIROR	17

SECTION 5.1	Organization and Qualification of the Acquiror 17

SECTION 5.2	Authority of the Acquiror 17

SECTION 5.3	No Conflict; Required Filings and Consents; ERISA 18

SECTION 5.4	Brokers 18

SECTION 5.5	Investigation 18

SECTION 5.6	Investment Purpose 19

ARTICLE VI ADDITIONAL AGREEMENTS	20

SECTION 6.1	Transfer of Certain Assets; Employees 20

SECTION 6.2	Non-Competition; Non-Hire 20

SECTION 6.3	Credit and Performance Support Obligations 22

SECTION 6.4	Release of Interaffiliate Obligations 22

SECTION 6.5	Transfer Taxes 22

SECTION 6.6	Post-Closing Cooperation; Books and Records 23

SECTION 6.7	Jersey City Property; Park Land Properties 25

(i)

SECTION 6.8	2017 HUB Grant Tax Credit 28

SECTION 6.9	ISRA Compliance 29

SECTION 6.10	Directors’ and Officers’ Indemnification and Insurance 30

SECTION 6.11	Guarantee 31

SECTION 6.12	Employee Benefits Matters 35

SECTION 6.13	Required Financial Statements 37

SECTION 6.14	Further Actions and Assurance 38

SECTION 6.15	Tax Treatment 38

SECTION 6.16	Return of Assets 39

SECTION 6.17	Cash 39

ARTICLE VII INDEMNIFICATION	39

SECTION 7.1	General 39

SECTION 7.2	Mitigation; Subsequent Recoveries; Indemnifiable Losses. 40

SECTION 7.3	Risk Allocation 41

SECTION 7.4	Procedures for Indemnification with Respect to Third Party Claims 41

SECTION 7.5	Timing of Claims; Survival Periods 42

SECTION 7.6	Limitation on Liability of the Parties 42

SECTION 7.7	Sole Remedy 42

SECTION 7.8	Representations Not Limited By Investigation or Knowledge 43

ARTICLE VIII GENERAL PROVISIONS	43

SECTION 8.1	Expenses 43

SECTION 8.2	Notices 43

SECTION 8.3	Public Announcements 45

SECTION 8.4	Severability 45

SECTION 8.5	Entire Agreement 46

SECTION 8.6	Assignment 46

SECTION 8.7	No Third-Party Beneficiaries 46

SECTION 8.8	Amendment 46

SECTION 8.9	Disclosure Schedule 47

SECTION 8.10	Specific Performance; Jurisdiction 47

SECTION 8.11	Governing Law 47

SECTION 8.12	Rules of Construction 48

SECTION 8.13	Counterparts 48

SECTION 8.14	Waiver of Jury Trial 48

SECTION 8.15	No Recourse 49

SECTION 8.16	Release 49

SECTION 8.17	Conflict of Interest 49

APPENDICES
Appendix A – Sellers

(ii)

EXHIBITS
Exhibit A – Sample Net Working Capital Calculation
Exhibit B – Form of U.S. News Commercial Agreement
Exhibit C – Form of U.S. News Transition Services Agreement
Exhibit D-1 – Form of New York Office Sublease
Exhibit D-2 – Form of New Jersey Office Sublease
Exhibit E-1 – U.S. News Assignment Agreement
Exhibit E-2 – MBZ Assignment Agreement
Exhibit F – Form of New LLC Agreement
Exhibit G – Form of Park Land Lease
Exhibit H – Form of Jersey City LLC Lease

(iii)

INDEX OF DEFINED TERMS
Defined Terms    Section

Acquiror	Preamble

Adjustment Amount Deficit	Section 2.6(c)

Agreed Upon Price	Section 6.7(h)

Agreement	Preamble

Appraised Fair Market Value	Section 6.7(i)

Appraiser	Section 6.7(h)

Auditor	Section 2.6(b)

Closing	Section 2.2

Closing Balance Sheet	Section 2.6(a)

Closing Cash	Section 2.6(a)

Closing Date	Section 2.2

Closing Date Net Working Capital	Section 2.6(a)

Closing Date Purchase Price	Section 2.3

Closing Date Statement	Section 2.6(a)

Closing Insurance and Utility Amount	Section 2.6(a)

Closing Transaction Expenses	Section 2.6(a)

Company	Preamble

Company 401(k) Plan	Section 6.12(a)

Company Medical and Dental Plans	Section 6.12(d)

Company Protected Parties	Section 7.2(b)

Competing Activities	Section 6.2(a)

D&O Indemnified Parties	Section 6.10(a)

Deed	Section 6.7(e)(i)

Determination Date	Section 2.6(b)

Disclosure Schedule	Article III

Dispute Notice	Section 2.6(b)

Excluded Obligations	Section 6.4(a)

Excluded Payables	Section 6.4(a)

Fundamental Representations	Section 7.6

H&W Transition Period	Section 6.12(d)

H&W Transition Period Amount	Section 6.12(d)

Indemnified Group	Section 7.1

Indemnified Party	Section 7.1

Indemnitor	Section 7.1

ISRA	Section 6.9(a)

Jersey City LLC Lease	Section 6.7(d)

LSRP	Section 6.9(b)

Management Trust	Preamble

MBZ Assignment Agreement	Section 2.4(f)

New DN	Section 6.7(a)

New Jersey Lease	Section 6.7(c)

New Jersey Office Sublease	Section 2.4(c)

(iv)

New LLC	Section 6.7(a)

New LLC Agreement	Section 6.7(a)

New York Office Sublease	Section 2.4(c)

NJDEP	Section 6.9(b)

NJEDA	Section 6.7(c)

Park Land Lease	Section 6.7(b)

Pre-Closing ISRA Costs	Section 6.9(c)

RAO	Section 6.9(b)

RAPs	Section 6.9(b)

Released Seller Claims	Section 8.16

Seller Releasee	Section 8.16

Sellers	Preamble

Sellers’ Representative	Preamble

Subsequent Invoices	Section 6.12(d)

Third Party Claim	Section 7.4(a)

Third Party Recoveries	Section 7.2(b)

TPC	Preamble

Transfer Taxes	Section 6.5

Transferred Interests	Recitals

U.S. News	Recitals

U.S. News 401(k) Plan	Section 6.12(a)

U.S. News 401(k) Plan Participants	Section 6.12(a)

U.S. News 401(k) Plan Trust	Section 6.12(a)

U.S. News Assignment Agreement	Section 2.4(e)

U.S. News Commercial Agreement	Section 2.4(a)

U.S. News Employees	Section 6.12(a)

U.S. News Transition Services Agreement	Section 2.4(b)

(v)

This PARTNERSHIP INTEREST PURCHASE AGREEMENT, dated as of September 3, 2017 (this “Agreement”), is made by and among the Persons listed on Appendix A (collectively, the “Sellers” and each individually a “Seller”), DAILY NEWS, L.P., a Delaware limited partnership (the “Company”), TRX PUBCO, LLC, a Delaware limited liability company (the “Acquiror”), NEW DN COMPANY, a Delaware corporation, in its capacity as representative of the Sellers (the “Sellers’ Representative”), TRIBUNE PUBLISHING COMPANY, LLC, a Delaware limited liability company (“TPC”) and THE MORTIMER B. ZUCKERMAN MANAGEMENT TRUST U/A/D NOVEMBER 2, 2010, AS AMENDED (the “Management Trust”).
WHEREAS, the Sellers collectively own 100% of the issued and outstanding Equity Interests in the Company;
WHEREAS, in accordance with this Agreement, the Acquiror desires to purchase from the Sellers, and the Sellers desire to sell to the Acquiror, 100% of the issued and outstanding Equity Interests of the Company (the “Transferred Interests”);
WHEREAS, in order to induce the Sellers to sell the Transferred Interests, TPC desires to provide an irrevocable guarantee of all of the obligations and Liabilities (as defined below) of the Acquiror pursuant to this Agreement;
WHEREAS, in order to induce the Acquiror to purchase the Transferred Interests, the Management Trust desires to provide an irrevocable guarantee of all of the obligations and Liabilities of Mortimer B. Zuckerman pursuant to this Agreement;
WHEREAS, prior to the date hereof, the Indebtedness owed by the Company to the Trusts has been transferred to Mortimer B. Zuckerman and thereafter cancelled and the Company has been released of its obligations thereunder;
WHEREAS, prior to the Closing (as defined below) the Company and U.S. News & World Report, L.P. (“U.S. News”) entered into a sublease providing for the sublease of the New York office of U.S. News; and
WHEREAS, on the date hereof, the Company and U.S. News are entering into a sublease providing for the sublease of the New Jersey office of U.S. News.
NOW, THEREFORE, in consideration for the premises and mutual covenants, representations, warranties and agreements hereinafter set forth, the parties to this Agreement agree as follows:
Article I

DEFINITIONS
SECTION 1.1    Certain Defined Terms. As used herein the following terms not otherwise defined have the following respective meanings:

“2017 HUB Grant Tax Credit” means any tax credit received by the Company for the 2017 calendar year pursuant to the “Hub Grant” Agreement, dated as of May 3, 2011, between the NJEDA and the Company.
“Action” means any civil, criminal or administrative litigation, claim, action, suit, arbitration, hearing, investigation or other similar proceeding commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Entity or self-regulatory organization.
“Adjustment Amount” means (a) the difference (which may be positive or negative) between the Closing Cash (as finally determined in accordance with Section 2.6(b)) minus the Reference Cash, plus (b) the difference (which may be positive or negative) between the Closing Date Net Working Capital (as finally determined in accordance with Section 2.6(b)) minus the Reference Working Capital, minus (c) the Closing Transaction Expenses, plus (d) the Closing Insurance and Utility Amount.
“Affiliate” means, with respect to any specified Person, any other Person that, as of a particular time of determination, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such specified Person.
“Ancillary Agreements” means the U.S. News Commercial Agreement, the U.S. News Transition Services Agreement, the U.S. News Assignment Agreement, the MBZ Assignment Agreement, the New York Office Sublease and the New Jersey Office Sublease.
“Books and Records” means all books, records, files and correspondence (whether in original or photostatic form or in any other form or media) of the Company Group, including lists of past customers and suppliers and social media information.
“Business” means the business of publishing the Newspaper, operating the NYDailyNews.com website and related mobile platforms and commercial printing for other newspapers and publications.
“Business Day” means any day other than Saturday, Sunday or other day on which banks in New York, New York are required or permitted by Law to close.
“Business Employee” means an individual employed by the Company Group whose services relate to the operation of the Business, whether salaried or hourly and including individuals on layoff, or medical, educational, personal, long-term, short-term, disability, family, paid time off or other authorized leave of absence, whose responsibilities are devoted primarily to the Business immediately prior to the Closing Date.

“Business Territory” means New York City and parts of New Jersey and Long Island to the extent the Newspaper is distributed by the Company Group in such parts as of the date hereof.
“Cash” of the Company as of any date means, without duplication, the unrestricted cash (which shall mean cash that would not be legally or contractually restricted from being used to make a distribution, pay expenses or otherwise used in the day-to-day operations of the Business within 180 days of the Closing) held by the Company or deposited in lockboxes for the benefit of the Company, plus $100,000 (representing the remediation funding source set forth in Section 6.9), plus uncleared checks (written within 180 days prior to the date hereof) made out to the Company and all uncleared wires and drafts sent or deposited for the account of the Company, minus outstanding and uncleared checks (written within 180 days prior to the date hereof) written by the Company; provided, that “Cash” shall exclude amounts used by the Company to pay Transaction Expenses on the Closing Date; and provided further that, subject to receipt by the Company of cash from the Sellers in accordance with Section 6.17, such cash shall be included in “Closing Cash” for all purposes of the Agreement to the same extent as if such cash were in the Company’s possession as of 11:59 p.m., New York City time, on the day immediately prior to the Closing Date.
“Code” means the United States Internal Revenue Code of 1986, as amended.
“Company Group” means the Company and its Subsidiaries, collectively.
“Competing Product” means a daily print newspaper targeting readers in the Business Territory.
“Confidentiality Agreement” means that certain confidentiality agreement dated June 29, 2017 entered into by and between the Company and Tribune Publishing Company.
“Contract” means each contract, lease, license, understanding, commitment or other agreement, whether oral or written.
“Control” means, with respect to the relationship between or among two or more Persons, the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of such Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person. The terms “Controlled by,” “Controlled,” “under common Control with” and “Controlling” shall have correlative meanings.
“Equity Interest” means, in respect of any Person, any share, capital stock, partnership, member or similar interest in such Person, and any option, subscription,

warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.
“Environmental Law” means all federal, state, local or municipal laws, statutes, regulations, rules, or ordinances relating to protection of the environment, including but not limited to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 USC 9601 et. seq., the Resource Conservation and Recovery Act, 42 USC 6901 et seq., the Federal Water Pollution Control Act, 33 USC 1251 et seq., the Clean Water Act, 33 USC 1321 et seq., the Clean Air Act, 42 USC 7401 et seq., the New Jersey Industrial Site Recovery Act, NJSA 13:1K-6 et seq., the New Jersey Spill Compensation and Control Act, NJSA 58:10-23.11, the Underground Storage Tank Act, NJSA 58:10A-21 et seq. and the Site Remediation Reform Act, NJSA 58:10C-1 et seq., all as amended now and hereafter, and the regulations promulgated thereunder.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.
“Financial Statements” means the unaudited balance sheet and income statement of the Company Group as of and for the fiscal year ended July 30, 2017.
“GAAP” means United States generally accepted accounting principles as applied and maintained throughout the applicable periods by the Company.
“Governmental Entity” means any government or any court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, whether federal, state, local, transnational or foreign.
“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Entity.
“Indebtedness” means, as applied to any Person, as of a particular date of determination, without duplication, (a) indebtedness of such Person for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money, (b) indebtedness of such Person evidenced by any note, bond, debenture or other debt security, (c) indebtedness of such Person for the deferred purchase price of property or services with respect to which such Person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables and other current liabilities incurred in the ordinary course of business), (d) indebtedness guaranteed in any manner by such Person (including guarantees in the form of an agreement to repurchase or reimburse) and (e) obligations under capitalized leases with respect to which such Person is liable as obligor or guarantor.
“Insurance and Utility Amount” means the aggregate amount of all insurance escrow deposits, drawn letters of credit supporting insurance obligations and utility deposits made thereof set forth in Section 1.1 of the Disclosure Schedule.

“Jersey City Property” means the real property leased by the Company from the New Jersey Economic Development Authority pursuant to the New Jersey Lease, including the Company’s right, title and interest in and to all easements, rights of way, reservations, privileges, appurtenances and other estates and rights pertaining thereto.
“Knowledge of the Company” or “the Company’s Knowledge” means, with respect to any particular matter, the actual knowledge of Eric J. Gertler and Neil Maheshwari.
“Law” means any law, statute, ordinance, rule (including common law), regulation, Action, code, order, judgment, decree or other legally enforceable requirement of any Governmental Entity, and includes rules and regulations of any regulatory or self-regulatory authority.
“Liabilities” means any and all losses, claims, charges, debts, demands, actions, damages, obligations, payments, costs and expenses, bonds, indemnities and similar obligations, covenants, controversies, promises, omissions, guarantees, make whole agreements and similar obligations and other liabilities of whatever kind and nature, including all contractual obligations, whether absolute or contingent, inchoate or otherwise, primary or secondary, direct or indirect, absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, and including those arising under any Law, rule, regulation, action, threatened or contemplated action (including the costs and expenses of demands, assessments, judgments, settlements and compromises relating thereto and attorney’s fees and any and all costs and expenses (including allocated costs of in-house counsel and other personnel), whatsoever incurred in investigating, preparing or defending against any such actions or threatened or contemplated actions), order or consent decree of any Governmental Entity or any award of any arbitrator or mediator of any kind, and those arising under any Contract, commitment or undertaking, including those arising under this Agreement.
“Lien” means any title defect or objection, lien, pledge, mortgage, deed of trust, security interest, charge, conditional sale or other title retention agreement, option, easement, encroachment, lease, transfer restriction under any stockholder or similar agreement, or any other similar restriction or limitation whatsoever.
“Losses” means all losses, damages, judgments, fines, fees, costs, expenses, interest, liabilities, obligations and claims of any kind (including any Action brought by any Governmental Entity or other Person and including reasonable attorneys’ fees and disbursements).
“Net Working Capital” means the sum of (a) a positive amount equal to the consolidated current assets of the Company Group and (b) a negative amount equal to the consolidated current liabilities of the Company Group, each component as calculated on a consolidated basis and determined in accordance with GAAP and consistently with the accounting principles and methodologies used to prepare the Financial Statements and the sample calculation of Net Working Capital set forth on Exhibit A; provided, that any variable revenues and costs associated with printing and distributing the print version of the Newspaper with an issue date of the Closing Date shall be calculated based on the issue date and as of the Closing Date; and provided further that, notwithstanding GAAP or the accounting principles and methodologies used to prepare the Financial Statements, the line items indicated on Exhibit A as agreed amounts (the “Agreed Amounts”) will be included in the Closing Date Statement, Closing Balance Sheet and the calculation of the Closing Date Net Working Capital at such agreed amounts without adjustment. For the avoidance of doubt, Net Working Capital shall not take into account any of the transactions contemplated hereby, and shall not include any changes in assets or liabilities as a result of purchase accounting adjustments or other changes arising from or resulting as a consequence of the transactions contemplated hereby. Notwithstanding the foregoing, for purposes of calculating Net Working Capital, current assets and current liabilities shall exclude (A) Cash, (B) any Excluded Obligations, (C) Excluded Payables, (D) the Insurance and Utility Amount, (E) accrued non-union vacation amounts and (F) (i) the Daily News Defined Benefit single-employer pension obligation, (ii) multi-employer pension obligations, (iii) the Company’s automobile and workers’ compensation insurance claim Liabilities and (iv) the Company’s purchase obligations in connection with the Jersey City Property.
“Newspaper” means the New York Daily News newspaper.
“Organizational Documents” means, with respect to any Person that is an entity, the certificate of incorporation, articles of incorporation, by-laws, articles of organization, trust agreement or declaration of trust, partnership agreement, limited liability company agreement, formation agreement, joint venture agreement or other similar organizational documents of such entity (in each case, as amended through the date of this Agreement).
“Park Land Properties” means the real property owned by Park Land Corp. (a subsidiary of Kearney Property Corp. which in turn is a subsidiary of the Company) including Park Land Corp.’s right, title and interest in and to all easements, rights of way, reservations, privileges, appurtenances and other estates and rights pertaining thereto.
“Permit” means any permit, certificate, license, franchise, consent, approval, registration, franchise or similar authorization issued, made or rendered by any Governmental Entity that possesses competent jurisdiction.
“Permitted Liens” means (a) statutory liens for current Taxes not yet due and payable or delinquent (or which may be paid without interest or penalties) or the validity or amount of which is being contested in good faith by appropriate proceedings, (b) mechanics’, carriers’, workers’, repairers’ and other similar liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of the Company or the validity or amount of which is being contested in good faith by appropriate proceedings, or pledges, deposits or other liens securing the performance of bids, trade contracts, leases or statutory obligations (c) zoning, entitlement, conservation restriction and other land use and environmental regulations by

Governmental Entities which do not materially interfere with the use of the Park Land Properties and Jersey City Property subject thereto, (d) all covenants, conditions, restrictions, easements, charges, rights-of-way, other Liens and other similar matters (whether or not of record) which would not reasonably be expected to materially adversely interfere with the use of the Park Land Properties and Jersey City Property as presently used, (e) matters which would be disclosed by an accurate survey or inspection of the Park Land Properties and Jersey City Property which do not materially impair the occupancy or use of such real property which they encumber as presently used, (f) Liens that have been placed by any developer, landlord or other third party on property over which the Company or any Subsidiary of the Company has easement rights and subordination or similar agreements relating thereto, (g) leases, subleases or licenses affecting the Park Land Properties or Jersey City Property entered into in the ordinary course of business and Liens on the fee estate of the Jersey City Property and (h) any Liens on the Park Land Properties or Jersey City Property existing as of the Closing Date (other than the Released Liens).
“Person” means any corporation, association, partnership, limited liability company, organization, business, individual or other entity or similar group.
“Purchase Price” means the Closing Date Purchase Price as adjusted in accordance with Section 2.6.
“Real Properties” means the Park Land Properties and the Jersey City Property.
“Reference Cash” means $5,050,000.
“Reference Working Capital” means $3,000,000.
“Released Liens” means the Liens on the Company held by the Trusts.
“Representative” of a Person means the directors, officers, employees, advisors, agents, consultants, attorneys, accountants, investment bankers or other representatives of such Person.
“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture, limited liability company or other business association or entity, whether incorporated or unincorporated, of which (a) such Person or any other Subsidiary of such Person is a general partner or a managing member, (b) such Person and/or one or more of its Subsidiaries holds voting power to elect a majority of the board of directors or other governing body performing similar functions, or (c) such Person and/or one or more of its Subsidiaries, directly or indirectly, owns or controls more than 50% of the equity, membership, partnership or similar interests.
“Tax” or “Taxes” means any and all federal, state, county, provincial, local, foreign and other taxes, charges, fees, levies or other assessments, including all net income, gross income, gross receipts, premium, estimated, sales, use, ad valorem, property, transfer, value-added, franchise, profits, license, withholding, payroll, employment, unemployment, excise, severance, stamp, occupation, customs, duties, and imposts, together with any interest, additions to tax, and penalties with respect thereto imposed by any Tax authority.
“Tax Returns” means any return, report, declaration, claim for refund, or information return filed or required to be filed in connection with the determination, assessment or collection of any Tax (including any attachment thereto or any amendment thereof).
“Transaction Agreements” means this Agreement and each of the Ancillary Agreements.
“Transaction Expenses” means unpaid third-party fees, costs and expenses of the Company and the Company’s Subsidiaries incurred prior to the Closing in connection with the transactions contemplated by this Agreement, except to the extent included in the Net Working Capital.
“Trusts” means the Mortimer B. Zuckerman 1983 Family Trust, the MBZ 1996 Trust (GST Exempt) and the MBZ 1996 Trust (GST Non-Exempt).
Article II

PURCHASE AND SALE
SECTION 2.1    Purchase and Sale of Transferred Interests. On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Sellers sell, convey, assign, transfer and deliver, to the Acquiror, and the Acquiror purchases, acquires and accepts from the Sellers, the Transferred Interests, in each case free and clear of all Liens other than Liens imposed under federal or state securities laws. On the terms and subject to the conditions set forth in this Agreement, at the Closing, New DN sells, conveys, assigns, transfers and delivers, to the Acquiror or a designee of the Acquiror, and the Acquiror or a designee of the Acquiror purchases, acquires and accepts from New DN, the Equity Interests in News Management Services, GP, in each case free and clear of all Liens other than Liens imposed under federal or state securities laws.
SECTION 2.2    Closing. The purchase and sale of the Transferred Interests contemplated by this Agreement shall take place at a closing (the “Closing”) which will take place electronically by exchange of .PDF copies of documents on the date hereof immediately following the execution and delivery of this Agreement by each party hereto, or at such other time, date and place, or in such other manner, as the parties may jointly designate (the date on which the Closing takes place being the “Closing Date”). All documents required to be delivered at the Closing will be deemed to take place simultaneously, and no delivery made at the Closing will be deemed to have been consummated until all actions to be taken at the Closing have been consummated or otherwise waived. The Closing shall be deemed effective as of 11:59 p.m. (New York time) on the Closing Date.

SECTION 2.3    Purchase Price. At the Closing, the Acquiror shall pay to the Sellers an amount in cash equal to $1.00 (One Dollar) (the “Closing Date Purchase Price”).
SECTION 2.4    Closing Deliveries by the Company. At the Closing, the Company shall deliver or cause to be delivered to the Acquiror:
(a)    the commercial agreement (the “U.S. News Commercial Agreement”) in the form attached hereto as Exhibit B, duly executed by U.S. News;
(b)    the transition services agreement (the “U.S. News Transition Services Agreement”) in the form attached hereto as Exhibit C, duly executed by U.S. News;
(c)    the sublease between the Company and U.S. News in the form attached hereto as Exhibits D-1 (the “New York Office Sublease”), duly executed by U.S. News and the Company;
(d)    the sublease between the Company and U.S. News in the form attached hereto as D-2 (the “New Jersey Office Sublease”), duly executed by U.S. News;
(e)    a transfer and assignment agreement, in the form attached hereto as Exhibit E (the “U.S. News Assignment Agreement”), duly executed by U.S. News;
(f)    a transfer and assignment agreement, in the form attached hereto as Exhibit E-2 pursuant to which the Company transfers 50% of the Equity Interests held by the Company in each of Optimera, Inc. and Datavisual, Inc. to MBZ Digital Ventures, LLC (the “MBZ Assignment Agreement”), duly executed by MBZ Digital Ventures, LLC;
(g)    written letters of resignation from each of the officers and directors of each member of the Company Group (only in their capacities as officers and/or directors), in each case effective at the Closing;
(h)    certificates in accordance with Treasury Regulations Section 1.1445-2(b)(2) to the effect that each of the Sellers is not a “foreign person”; and
(i)    releases in recordable form from the Trusts to release their collateral Lien on the Real Properties, the Company’s assets and trademark registrations.
SECTION 2.5    Closing Deliveries by the Acquiror. At the Closing, the Acquiror shall deliver to the Sellers:
(a)    the U.S. News Commercial Agreement, duly executed by the general partner of the Company as of immediately following the Closing;
(b)    the U.S. News Transition Services Agreement, duly executed by the general partner of the Company as of immediately following the Closing;

(c)    the New Jersey Office Sublease, duly executed by the general partner of the Company as of immediately following the Closing;
(d)    the U.S. News Assignment Agreement, duly executed by the general partner of the Company as of immediately following the Closing;
(e)    the MBZ Assignment Agreement, duly executed by the general partner of the Company as of immediately following the Closing and with respect to any Equity Interests assigned thereunder, a certificate or certificates representing the Equity Interests duly endorsed in blank or accompanied by duly executed transfer powers; and
(f)    the Closing Date Purchase Price as contemplated by Section 2.3 above.
SECTION 2.6    Adjustment to Purchase Price.
(a)    As soon as reasonably practicable following the Closing Date, and in any event within one hundred eighty (180) calendar days thereof, the Acquiror shall prepare and deliver to the Company a statement (the “Closing Date Statement”) that shall include and set forth (i) an unaudited consolidated balance sheet of the Company as of 11:59 p.m., New York City time, on the day immediately prior to the Closing Date (the “Closing Balance Sheet”) and (ii) a calculation of (A) the Cash (the “Closing Cash”), (B) the Net Working Capital (the “Closing Date Net Working Capital”), (C) the Transaction Expenses (the “Closing Transaction Expenses”) and (D) the Insurance and Utility Amount (the “Closing Insurance and Utility Amount”), in each case, calculated as of 11:59 p.m., New York City time, on the day immediately prior to the Closing Date. The Closing Date Statement shall be prepared in accordance with GAAP and consistently with the accounting principles and methodologies used to prepare the Financial Statements and, in the case of Net Working Capital, the sample calculation set forth on Exhibit A, not taking into account any of the transactions contemplated hereby; provided, that any variable revenues and costs associated with printing and distributing the print version of the Newspaper with an issue date of the Closing Date shall be calculated based on the issue date and as of the Closing Date; and provided further that, notwithstanding GAAP or the accounting principles and methodologies used to prepare the Financial Statements, the Agreed Amounts will be included in the Closing Date Statement, the Closing Balance Sheet and the calculation of the Closing Date Net Working Capital at such agreed amounts without adjustment. Following the Closing, the Acquiror shall provide (subject to the execution of customary work paper access letters and confidentiality agreements, if requested) the Sellers’ Representative and its Representatives access to the records, properties, personnel and auditors of the Company relating to the preparation of the Closing Date Statement and the calculation of the Closing Cash, the Closing Date Net Working Capital, the Closing Transaction Expenses and the Closing Insurance and Utility Amount set forth therein and shall cause the personnel of the Company (and use reasonable efforts to cause the Company’s auditors) to cooperate with the Sellers’ Representative and its Representatives in connection with their review of the Closing Date Statement. For purposes of the Closing Date Statement, consideration will not be given to events occurring after, and new information that becomes available after, the Closing Date.

(b)    If the Sellers’ Representative shall disagree with the Closing Date Statement or the calculation of the Closing Cash, the Closing Date Net Working Capital, the Closing Transaction Expenses and/or the Closing Insurance and Utility Amount set forth therein, it shall notify the Acquiror of such disagreement in writing, setting forth in reasonable detail the particulars of such disagreement (the “Dispute Notice”), within thirty (30) days after its receipt of the Closing Date Statement. In the event that the Sellers’ Representative does not provide a Dispute Notice within such 30-day period, the Sellers’ Representative shall be deemed to have accepted the Closing Date Statement and the calculation of the Closing Cash, the Closing Date Net Working Capital, the Closing Transaction Expenses and the Closing Insurance and Utility Amount delivered by the Acquiror, which shall become final, binding and conclusive for all purposes hereunder. To the extent not set forth in the Dispute Notice, the Sellers’ Representative shall be deemed to have agreed with the Acquiror’s calculation of all amounts and items contained in the Closing Date Statement, and no party may thereafter dispute any item or amount not set forth in the Dispute Notice. In the event the Sellers’ Representative provides a Dispute Notice within such 30-day period, the Acquiror and the Sellers’ Representative shall use reasonable best efforts for a period of thirty (30) days immediately following the delivery of a Dispute Notice (or such longer period as they may mutually agree) to resolve any disagreements with respect to the calculations of the Closing Cash, the Closing Date Net Working Capital, the Closing Transaction Expenses and/or the Closing Insurance and Utility Amount as set forth in the Dispute Notice. If, at the end of such 30-day review period following the delivery of a Dispute Notice, the Acquiror and the Sellers’ Representative are unable to resolve such disagreements, then Grant Thornton LLP (or such other independent accounting or financial consulting firm of recognized national standing as may be mutually selected by the Acquiror and the Sellers’ Representative) (the “Auditor”) shall resolve any remaining disagreements. Each of the Acquiror and the Sellers’ Representative shall promptly provide their assertions regarding the Closing Cash, the Closing Date Net Working Capital, the Closing Transaction Expenses and/or the Closing Insurance and Utility Amount and, to the extent relevant thereto, the Closing Balance Sheet in writing to the Auditor and to each other. The Auditor shall be instructed to render its determination with respect to such disagreements set forth in the Dispute Notice as soon as reasonably practicable (which the parties hereto agree should not be later than forty-five (45) days following the day on which the disagreement is referred to the Auditor). The Auditor shall base its determination solely on (i) the written submission of the parties and shall not conduct an independent investigation and (ii) the extent (if any) to which the Closing Date Net Working Capital requires adjustment (only with respect to the remaining disagreements submitted to the Auditor) in order to be determined in accordance with Section 2.6(a) (including the definitions of the defined terms used in Section 2.6(a)). Absent fraud or manifest error, the determination of the Auditor shall be final, conclusive and binding on the parties; provided, that the Auditor may not assign a value to any item greater than the greatest value for such item claimed by either the Acquiror, on the one hand, or the Sellers’ Representative, on the other hand, or less than the smallest value for such item claimed by either the Acquiror, on the one hand, or the Sellers’ Representative on the other hand. Each of the Company and the Sellers’ Representative shall execute a reasonably acceptable engagement letter, if requested to do so by the Auditor. The date on which the Closing Date Statement and the Closing Cash, the Closing Date Net Working Capital, the Closing Transaction Expenses and the Closing Insurance and Utility Amount set forth therein are finally determined in accordance with this Section 2.6(b) is hereinafter referred to as the “Determination Date.” All fees and expenses of the Auditor relating to the work, if any, to be performed by the Auditor hereunder shall be borne between the Acquiror, on the one hand, and Mortimer B. Zuckerman, in his capacity as a Seller, on the other, based on the percentage which the portion of the total contested amounts not awarded to such party as determined by the Auditor bears to the total amounts contested by the parties.
(c)    (i) If the Adjustment Amount is a positive number, then the Purchase Price shall be increased by the Adjustment Amount, and within five (5) Business Days of the Determination Date, the Acquiror shall pay to an account designated in writing by the Sellers’ Representative an amount in cash equal to the Adjustment Amount and (ii) if the Adjustment Amount is a negative number, the Purchase Price shall be decreased by the absolute value of the Adjustment Amount (the “Adjustment Amount Deficit”) and within five (5) Business Days of the Determination Date, Mortimer B. Zuckerman, in his capacity as a Seller, shall pay or cause to be paid to an account designated in writing by the Acquiror an amount in cash equal to the Adjustment Amount Deficit. Notwithstanding anything to the contrary set forth in this Agreement, (x) only Mortimer B. Zuckerman, in his capacity as a Seller, and no other Sellers, shall be entitled to receive any Adjustment Amount or any amount pursuant to this Section 2.6 from the Acquiror and (y) the Acquiror shall only be entitled to receive any Adjustment Amount or any amount pursuant to this Section 2.6 from Mortimer B. Zuckerman, in his capacity as a Seller, and from no other Sellers.
(d)    The Acquiror and the Company agree that any adjustments pursuant to this Section 2.6, and any indemnification payment made pursuant to this Agreement, shall be treated as an adjustment of the Purchase Price for Tax purposes, unless otherwise required by applicable Law.
SECTION 2.7    Sellers’ Representative.
(a)    By their execution of this Agreement, the Sellers hereby irrevocably appoint the Sellers’ Representative as the representative, attorney-in-fact and agent of Sellers in connection with the transactions contemplated by the Transaction Agreements and in any Action involving the Transaction Agreements. In connection therewith, the Sellers’ Representative is authorized to do or refrain from doing all further acts and things, and to execute all such documents as the Sellers’ Representative shall deem necessary or appropriate, and shall have the power and authority to, in each case, in the name and on behalf of Sellers:
(i)    act for Sellers with regard to all matters pertaining to the Transaction Agreements;
(ii)    act for Sellers in any Action with regard to all matters pertaining to the Transaction Agreements;
(iii)    execute and deliver all amendments, waivers, ancillary agreements, certificates and documents that the Sellers’ Representative deems necessary or appropriate in connection with the consummation of the transactions contemplated by the

Transaction Agreements (including waiving any closing conditions on behalf of Sellers or deeming any closing condition satisfied);
(iv)    receive funds, make payments of funds, and give receipts for funds;
(v)    do or refrain from doing, on behalf of Sellers, any further act or deed that the Sellers’ Representative deems necessary or appropriate in the Sellers’ Representative’s discretion relating to the subject matter of the Transaction Agreements, in each case as fully and completely as Sellers could do if personally present;
(vi)    give and receive all notices required to be given or received by Sellers under the Transaction Agreements;
(vii)    agree to, negotiate and/or comply with the determination of the Closing Date Statement and the Adjustment Amount pursuant to Section 2.6;
(viii)    agree to, negotiate, enter into settlements and compromises and/or comply with arbitration awards and court orders with respect to claims made by the Acquiror under Article VII; and
(ix)    receive service of process in connection with any Actions under the Transaction Agreements.
(b)    The Sellers’ Representative shall act for the Sellers on all of the matters set forth in the Transaction Agreements in the manner the Sellers’ Representative believes to be in the best interest of the Sellers. The Sellers’ Representative is authorized to act on behalf of the Sellers notwithstanding any dispute or disagreement among the Sellers. In taking any action as the Sellers’ Representative, the Sellers’ Representative may rely conclusively, without any further inquiry or investigation, upon any certification or confirmation, oral or written, given by any Person whom the Sellers’ Representative reasonably believes to be authorized thereunto.
(c)    For all purposes of this Agreement:
(i)    the Acquiror shall be entitled to rely conclusively, without any further inquiry or investigation, on the instructions and decisions of the Sellers’ Representative as to the settlement of any disputes or claims under the Transaction Agreements, or any other actions required or permitted to be taken by the Sellers’ Representative hereunder, and no party shall have any cause of action against the Acquiror for any action taken by the Acquiror in reliance upon the instructions or decisions of the Sellers’ Representative;
(ii)    the provisions of this Section 2.7(c)(ii) are independent and severable, are irrevocable and coupled with an interest and shall be enforceable notwithstanding any rights or remedies that any Seller may have in connection with the transactions contemplated by this Agreement; and

(iii)    this Section 2.7(c)(iii) shall be binding upon the executors, heirs, legal representatives, personal representatives, successor trustees, assignees and successors of each Seller, and any references in this Agreement to a Seller shall mean and include the successors to the rights of each applicable Seller hereunder, whether pursuant to testamentary disposition, the Laws of descent and distribution or otherwise.
(d)    Each of the Sellers agrees that the Sellers’ Representative shall not be liable for any damages while acting in good faith and in the exercise of its reasonable judgment and arising out of or in connection with the acceptance or administration of its duties under this Agreement.
Article III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY
The Company hereby represents and warrants to the Acquiror that, except as set forth in the Disclosure Schedule delivered by the Company to the Acquiror dated the date of this Agreement (the “Disclosure Schedule”):
SECTION 3.1    Organization and Qualification of the Company and the Company’s Subsidiaries.
(a)    The Company is a limited partnership duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Company (i) has the requisite power and authority to own or lease its properties and to operate the Business as currently owned, leased or operated by the Company and to carry on the Business as currently conducted and (ii) is duly qualified or licensed to do business as a foreign entity in each jurisdiction where the character of its owned, leased or operated properties or the nature of its activities makes such qualification or licensing necessary, except as the failure to be so qualified or licensed would not be, or reasonably be expected to be, material to the Company Group, taken as a whole.
(b)    Each Subsidiary of the Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation. Each Subsidiary of the Company (i) has the requisite power and authority to own or lease its properties and to operate its respective business as currently owned, leased or operated by the Company and to carry on its respective business as currently conducted and (ii) is duly qualified or licensed to do business as a foreign entity in each jurisdiction where the character of its owned, leased or operated properties or the nature of its activities makes such qualification or licensing necessary, except as the failure to be so qualified or licensed would not be, or reasonably be expected to be, material to the Company Group, taken as a whole.
(c)    Section 3.1 of the Disclosure Schedule contains true, accurate and complete copies of the Organizational Documents of the Company and each of the Subsidiaries of the Company. No member of the Company Group is in default under or in violation of any of its Organizational Documents.

SECTION 3.2    Authority of the Company. The Company has all requisite power and authority to execute and deliver the Transaction Agreements to which it is a party, to perform its obligations thereunder and to consummate the transactions contemplated thereby. The execution and delivery by the Company of the Transaction Agreements to which it is a party and the consummation by the Company of the transactions contemplated by, and the performance by the Company of its obligations under, such Transaction Agreements have been duly and validly authorized by all requisite action on the part of the Company and no other corporate or other proceedings on the part of the Company is necessary to authorize such Transaction Agreements or to consummate the transactions so contemplated. This Agreement has been, and upon execution and delivery of the Ancillary Agreements to which it is a party will be, duly executed and delivered by the Company, and (assuming due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and upon execution and delivery, such Ancillary Agreements will constitute, legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to the effect of any applicable Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
SECTION 3.3    No Conflict; Required Filings and Consents.
(a)    The execution, delivery and performance of the Transaction Agreements to which it is a party by the Company do not and will not (i) conflict with or violate the Certificate of Limited Partnership or the limited partnership agreement or other similar Organizational Documents of the Company or any Subsidiary of the Company or (ii) conflict with or violate any Law applicable to the Company or any Subsidiary of the Company or by which any of its respective properties are bound, except, in the case of clause (ii), for any such conflict, violation, breach, default, loss, right or other occurrence which would not be, or reasonably be expected to be, material to the Company Group, taken as a whole.
(b)    The execution, delivery and performance by the Company of the Transaction Agreements to which it is a party do not and will not require any consent, approval, authorization or Permit of, action by, filing with or notification to, any Governmental Entity, except for any such consent, approval, authorization, Permit, action, filing or notification the failure of which to make or obtain would not be, or reasonably be expected to be, material to the Company Group, taken as a whole.
SECTION 3.4    Capitalization.
(a)    The record owners of all of the outstanding Equity Interests of the Company and each Subsidiary of the Company are set forth in Section 3.4(a) of the Disclosure Schedule.
(b)    All outstanding Equity Interests of the Company and each Subsidiary of the Company are duly authorized, validly issued, fully paid and non-assessable (to the extent such concept applies) and, except as set forth in Section 3.4(b) of the Disclosure Schedule, not subject to and were not issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Delaware Revised Uniform Partnership Act, the certificate of limited partnership of the Company or other Organizational Documents of any Subsidiary of the Company or any Contract to which the Company or any Subsidiary of the Company is a party or otherwise bound.
(c)    Except as set forth above and in Section 3.4(b) of the Disclosure Schedule, as of the date hereof, there are not any options, warrants, rights, convertible or exchangeable securities, commitments, Contracts, arrangements or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional Equity Interests in, or any security convertible or exercisable for or exchangeable into any Equity Interest in, the Company or of any of its Subsidiaries.
SECTION 3.5    No Undisclosed Liabilities. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has any Liabilities of a nature that would have been required to be reflected on the Financial Statements or in the notes thereto in accordance with GAAP and were not so reflected, other than (a) Liabilities set forth on Section 3.5 of the Disclosure Schedule, (b) Liabilities incurred in the ordinary course of business of the Company Group after July 30, 2017, (c) Liabilities incurred in connection with the transactions contemplated hereby, (d) Liabilities that have been discharged or paid in full prior to the date hereof in the ordinary course of business of the Company Group, (e) Liabilities included in the Net Working Capital and (f) any other Liabilities which would not be, or reasonably be expected to be, material to the Company Group, taken as a whole.
SECTION 3.6    No Other Representations or Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY CONTAINED IN THIS ARTICLE III (AS MODIFIED BY THE DISCLOSURE SCHEDULE) AND IN THE ANCILLARY AGREEMENTS, NEITHER THE COMPANY NOR ANY OTHER PERSON MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO THE COMPANY, THE PROBABLE SUCCESS OR PROFITABILITY OF THE BUSINESS, THE TRANSFERRED INTERESTS, THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE ANCILLARY AGREEMENTS, AND ANY OTHER RIGHTS OR OBLIGATIONS TO BE TRANSFERRED HEREUNDER OR PURSUANT HERETO, AND THE COMPANY DISCLAIMS ANY OTHER REPRESENTATIONS, WARRANTIES, FORECASTS, PROJECTIONS, STATEMENTS OR INFORMATION, WHETHER MADE BY THE COMPANY OR ANY OF ITS AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES.
Article IV

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each Seller hereby represents and warrants, solely as to itself, to the Acquiror that:
SECTION 4.1    Matters Relating to the Sellers.
(a)    If such Seller is not a natural person: (i) such Seller is duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of its jurisdiction of organization, (ii) such Seller has all requisite corporate or similar power and authority to enter into, consummate the transactions contemplated by, and carry out its obligations under, the Transaction Agreements and (iii) the execution and delivery of the Transaction Agreements by such Seller, the consummation by such Seller of the transactions contemplated by, and the performance by such Seller of its obligations under, the Transaction Agreements have been duly authorized by all requisite corporate or other appropriate action on the part of such Seller.
(b)    This Agreement has been and, upon execution and delivery, the Ancillary Agreements will be, duly executed and delivered by such Seller, and (assuming due authorization, execution and delivery by the Company and any other counterparty thereto) this Agreement constitutes, and upon execution and delivery the Ancillary Agreements to which it is a party will constitute, legal, valid and binding obligations of such Seller enforceable against such Seller in accordance with their respective terms, subject to the effect of any applicable Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
(c)    The execution, delivery and performance by such Seller of the Transaction Agreements to which it is a party and the consummation of the transactions contemplated thereby, do not and will not (i) if such Seller is not a natural person, conflict with or violate the Organizational Documents of such Seller, (ii) require any consent, waiver, approval, declaration or authorization of, or notice to or filing with, any Governmental Entity or (iii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any Contracts binding upon the Sellers or any Permit affecting, or relating to, the Sellers, except, in the case of clauses (ii) and (iii), for any such conflict, violation, breach, default, acceleration, loss, right or other occurrence which would not prevent or materially delay the consummation of the transactions contemplated by the Transaction Agreements.
(d)    Such Seller owns the number and type of Equity Interests reflected in Section 3.4(a) of the Disclosure Schedule as being owned by such Seller, free and clear of all Liens (other than Liens imposed under federal or state securities laws) and, at the Closing, the Acquiror will acquire from such Seller, free and clear of all Liens (other than Liens imposed under federal or state securities laws), good, valid and marketable title to all such Equity Interests.

Article V

REPRESENTATIONS AND WARRANTIES OF THE ACQUIROR
The Acquiror hereby represents and warrants to the Company that:
SECTION 5.1    Organization and Qualification of the Acquiror. The Acquiror is duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of its jurisdiction of organization and has all requisite corporate or similar power and authority to enter into, consummate the transactions contemplated by, and carry out its obligations under, the Transaction Agreements. The Acquiror (a) has the corporate or other appropriate power and authority to own, lease its properties and to operate its business as currently owned, leased or operated and to carry on its business as currently conducted and (b) is duly qualified or licensed to do business as a foreign corporation in each jurisdiction where the character of its owned, leased or operated properties or the nature of its activities makes such qualification or licensing necessary, except as the failure to be so qualified or licensed would not impair or delay the ability of the Acquiror to consummate the transactions contemplated by, or perform its obligations under, the Transaction Agreements.
SECTION 5.2    Authority of the Acquiror. The execution and delivery of the Transaction Agreements by the Acquiror, the consummation by the Acquiror of the transactions contemplated by, and the performance by the Acquiror of its obligations under, the Transaction Agreements have been duly authorized by all requisite corporate or other appropriate action on the part of the Acquiror. This Agreement has been and, upon execution and delivery, the Ancillary Agreements will be, duly executed and delivered by the Acquiror, and (assuming due authorization, execution and delivery by the Company and any other counterparty thereto) this Agreement constitutes, and upon execution and delivery the Ancillary Agreements to which it is a party will constitute, legal, valid and binding obligations of the Acquiror enforceable against the Acquiror in accordance with their respective terms, subject to the effect of any applicable Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
SECTION 5.3    No Conflict; Required Filings and Consents; ERISA.
(a)    The execution, delivery and performance of the Transaction Agreements by the Acquiror do not and will not (i) conflict with or violate the Organizational Documents of the Acquiror, (ii) assuming that all consents, approvals and authorizations contemplated by Section 5.3(b) have been obtained, and all filings described in such clauses have been made, conflict with or violate any Law applicable to the Acquiror or by which any of its properties are bound or (iii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any Contracts binding upon the Acquiror or any Permit affecting, or relating to, the assets, properties or business of the Acquiror, except, in the case of clauses (ii) and (iii), for any such conflict, violation, breach, default, acceleration, loss, right or other occurrence which would not prevent or materially delay the consummation of the transactions contemplated by the Transaction Agreements.
(b)    The execution, delivery and performance of the Transaction Agreements by the Acquiror and the consummation of the transactions contemplated hereby by the Acquiror do not and will not require any consent, approval, authorization or Permit of, action by, filing with or notification to, any Governmental Entity, except for any such consent, approval, authorization, Permit, action, filing or notification the failure of which to make or obtain would not prevent or materially delay the consummation of the transactions contemplated by the Transaction Agreements.
(c)    The Acquiror is not an “employee benefit plan” as defined in ERISA, whether or not subject to ERISA, or a “plan” as defined in Section 4975 of the Code and none of the Acquiror’s assets constitutes (or is deemed to constitute for purposes of ERISA or Section 4975 of the Code, or any substantially similar federal, state or municipal Law) “plan assets” for purposes of 29 CFR Section 2510.3-101, as amended by Section 3(42) of ERISA or otherwise for purposes of ERISA or Section 4975 of the Code.
SECTION 5.4    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Acquiror.
SECTION 5.5    Investigation. THE ACQUIROR ACKNOWLEDGES AND AGREES THAT IT (I) HAS MADE ITS OWN INQUIRY AND INVESTIGATION INTO, AND, BASED THEREON, HAS FORMED AN INDEPENDENT JUDGMENT CONCERNING, THE COMPANY, THE TRANSFERRED INTERESTS, THE BUSINESS AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AND ANY OTHER ASSETS, RIGHTS OR OBLIGATIONS TO BE TRANSFERRED HEREUNDER OR PURSUANT HERETO, AND (II) HAS BEEN FURNISHED WITH, OR GIVEN ADEQUATE ACCESS TO, SUCH INFORMATION ABOUT THE TRANSFERRED INTERESTS, THE BUSINESS, AND ANY OTHER RIGHTS OR OBLIGATIONS TO BE TRANSFERRED HEREUNDER OR PURSUANT HERETO, AS IT HAS REQUESTED. THE ACQUIROR FURTHER ACKNOWLEDGES AND AGREES THAT (I) THE ONLY REPRESENTATIONS AND WARRANTIES MADE BY THE COMPANY AND THE SELLERS ARE THE REPRESENTATIONS, AND WARRANTIES SET FORTH IN ARTICLE III AND ARTICLE IV HEREOF (AS MODIFIED BY THE DISCLOSURE SCHEDULE) AND THE ACQUIROR HAS NOT RELIED UPON ANY OTHER REPRESENTATIONS OR OTHER INFORMATION MADE OR SUPPLIED BY OR ON BEHALF OF THE COMPANY, ANY SELLER OR BY ANY AFFILIATE OR REPRESENTATIVE OF THE COMPANY OR ANY SELLER, INCLUDING ANY PROJECTIONS, FORECASTS OR STATEMENTS MADE AVAILABLE OR GIVEN TO THE ACQUIROR OR ANY AFFILIATE OR REPRESENTATIVE OF THE ACQUIROR OR OTHER INFORMATION PROVIDED BY OR THROUGH MANAGEMENT PRESENTATIONS, DATA ROOMS OR OTHER DUE DILIGENCE INFORMATION AND THAT THE ACQUIROR WILL NOT HAVE ANY RIGHT OR REMEDY ARISING OUT OF

ANY SUCH OTHER REPRESENTATION OR OTHER INFORMATION, (II) ANY CLAIMS THE ACQUIROR MAY HAVE FOR BREACH OF REPRESENTATION OR WARRANTY UNDER THIS AGREEMENT SHALL BE BASED SOLELY ON THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SELLERS SET FORTH IN ARTICLE III AND ARTICLE IV HEREOF (AS MODIFIED BY THE DISCLOSURE SCHEDULE) AND (III) EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE ACQUIROR SHALL ACQUIRE THE TRANSFERRED INTERESTS WITHOUT ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED. THE ACQUIROR FURTHER ACKNOWLEDGES AND AGREES THAT THE COMPANY AND THE SELLERS MAKE NO REPRESENTATIONS OR WARRANTIES WITH RESPECT TO, AND THAT THE ACQUIROR WILL NOT HAVE ANY RIGHT OR REMEDY ARISING OUT OF ANY LOSSES RELATING TO OR RESULTING FROM, THE ACQUIROR’S BUSINESS OR ANY AGREEMENTS OR OTHER RELATIONSHIPS BETWEEN THE COMPANY AND ITS AFFILIATES AND THE ACQUIROR AND ITS AFFILIATES.
SECTION 5.6    Investment Purpose. The Acquiror has such knowledge and experience in financial and business matters, and is capable of evaluating the merits and risks of its purchase of the Company. The Acquiror is acquiring the Equity Interests of the Company for investment and not with a view toward or for sale in connection with the distribution thereof, or with any present intention of distributing or selling such Equity Interests. The Acquiror acknowledges that such Equity Interests have not been registered under the Securities Act of 1933, as amended, or any state securities Laws, and agrees that such Equity Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of by the Acquiror without registration under such act, except pursuant to an exemption from such registration available under such act.
Article VI

ADDITIONAL AGREEMENTS
SECTION 6.1    Transfer of Certain Assets; Employees.
(a)    Simultaneous with the Closing, the Company shall transfer the assets set forth in Section 6.1(a) of the Disclosure Schedule to U.S. News, for no consideration, pursuant to the U.S. News Transfer and Assignment Agreement.
(b)    Simultaneous with the Closing, the Company shall transfer the assets set forth in Section 6.1(b) of the Disclosure Schedule to MBZ Digital Ventures, LLC, for no consideration, pursuant to the MBZ Transfer and Assignment Agreement.
(c)    Effective as of the Closing, the Business Employees set forth in Section 6.1(c) of the Disclosure Schedule shall be offered employment with U.S. News and the Acquiror shall, and shall cause the Company to, use commercially reasonable efforts to facilitate the transfer of such employees from the Company Group to U.S. News.

SECTION 6.2    Non-Competition; Non-Hire.
(a)    The Sellers shall not, and shall cause U.S. News and its Subsidiaries and each of their respective Affiliates, as applicable, not to, for a period of four (4) years following the Closing Date, either directly or indirectly, in any capacity, undertake, carry on, establish, acquire or invest in any new businesses within the Business Territory that involve the publication, distribution or sale of a Competing Product, nor directly or indirectly invest, manage, operate, or provide consulting services (other than operations consulting services for back office) with respect to a Competing Product (the “Competing Activities”). Notwithstanding the foregoing, the Sellers and their respective Subsidiaries, as applicable, shall be permitted to (A) acquire or own interests of any Person engaged in Competing Activities, so long as such interests do not represent ten percent (10%) or more of such Person’s voting securities or (B) acquire or own interest of any Person that engages in Competing Activities, so long as the portion of the revenue of such Person derived solely from Competing Activities is not more than $13,857,500, being ten percent (10%) of the consolidated revenue of the Company Group (excluding barter) during the fiscal year ended December 25, 2016.
(b)    The Sellers agree not to, and shall cause U.S. News and its Subsidiaries, as applicable, not to, (x) for a period of two (2) years following the date of this Agreement for Business Employees who are, immediately prior to the Closing, at the director level or above or (y) for a period of one (1) year following the Closing Date for all other Business Employees, directly or indirectly hire or solicit for hire any salaried Business Employee for so long as such individual is employed by the Acquiror or any Affiliate of the Acquiror; provided, however, that the Sellers and their respective Affiliates, as applicable, shall not be prohibited from soliciting or hiring any such individual (i) set forth in Section 6.2(b) of the Disclosure Schedule, (ii) who contacts the Sellers or any of their respective Affiliates, as applicable, in response to any general solicitation or advertising not specifically directed at any such individual or group of individuals or (iii) whose employment has been terminated by the Company Group. Notwithstanding anything to the contrary in the foregoing, upon the termination of the U.S. News Transition Services Agreement, the Acquiror shall, and shall cause the Company to, use commercially reasonable efforts to facilitate the transfer of the individuals set forth on Section 6.2(b) of the Disclosure Schedule from the Company Group to U.S. News.
(c)    Each of TPC and the Acquiror agrees not to, and shall cause its respective Affiliates, not to, (x) for a period of two (2) years following the date of this Agreement for U.S. News Employees who are, immediately prior to the Closing, at the director level or above or (y) for a period of one (1) year following the Closing Date for all other U.S. News Employees, directly or indirectly hire or solicit for hire any salaried U.S. News Employee for so long as such individual is employed by the Sellers, U.S. News or any other Affiliate of the Sellers; provided, however, that TPC, the Acquiror and their respective Affiliates, shall not be prohibited from soliciting or hiring any such individual (i) who contacts TPC, the Acquiror or any of their respective Affiliates in response to any general solicitation or advertising not specifically directed at any such individual or group of individuals or (ii) whose employment has been terminated by the Sellers, U.S. News or any other Affiliate of the Sellers.

(d)    If a final judgment of a court or tribunal of competent jurisdiction determines that any term or provision contained in this Section 6.2 is invalid or unenforceable, then the parties agree that the court or tribunal will have the power (but without affecting the right of the Sellers or the Acquiror to obtain the relief provided for in this Section 6.2 in any jurisdiction other than such court’s or tribunal’s jurisdiction) to reduce the scope, duration or geographic area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. To the extent it may effectively do so under applicable Law, each of the Sellers and the Acquiror hereby waives on its own behalf and on behalf of its successors, any provision of Law which renders any provision of this Section 6.2 invalid, void or unenforceable in any respect.
(e)    From and after the Closing, the Sellers shall hold, and shall direct their respective accountants, counsel, consultants, advisors, agents and other representatives to hold, in confidence any and all information, whether written or oral, of, related to or concerning the Business, the Company or the Company’s Subsidiaries and the transactions contemplated by the Transaction Agreements, except to the extent that such Person can show that such information (i) is in the public domain through no fault of such Person, (ii) is lawfully acquired by such Person after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation or (iii) in connection with any dispute with third parties or any defense or prosecution of any Actions relating to or involving any of the Sellers or their Affiliates, or in which any of the Sellers or their Affiliates may have an interest or in connection with financial reporting, Tax or accounting matters. If such Person is compelled to disclose any such information by judicial, governmental or administrative process or by other requirements of applicable Law, such Person shall promptly notify (to the extent permissible and practicable) the Acquiror in writing and shall disclose only that portion of such information which such Person is advised by its counsel is reasonably necessary or legally required to be disclosed; provided, that such Person shall exercise its reasonable best efforts to obtain, at the Company’s expense, an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.
(f)    Each of the Sellers and the Acquiror acknowledges and agrees that the remedies at law for any breach of the requirements of this Section 6.2 would be inadequate, and agrees and consents that without intending to limit any additional remedies that may be available, temporary and permanent injunctive and other equitable relief may be granted without proof of actual damage or inadequacy of legal remedy, in any proceeding which may be brought to enforce any of the provisions of this Section 6.2.
(g)    The parties mutually agree that this Section 6.2 is reasonable and necessary to protect and preserve the Company’s and the Acquiror’s legitimate business interests and the value of the Business and the Transferred Interests, and to prevent any unfair advantage conferred on any party and their respective successors.

SECTION 6.3    Credit and Performance Support Obligations. Notwithstanding anything to the contrary in this Agreement, the Acquiror shall cause the Sellers and their respective Affiliates (other than the Company Group), including Mortimer Zuckerman, to be absolutely and unconditionally relieved as soon as practicable after the Closing Date of all Liabilities and obligations arising out of the letters of credit, guarantees, set forth in Section 6.3 of the Disclosure Schedule, either by (a) causing one or more of the Acquiror or its Affiliates to issue replacement letters of credit within 60 days of the Closing Date or (b) causing backstop letters of credit in form and substance reasonably acceptable to the issuing bank and the Sellers (and the issuing bank of the relevant letter of credit set forth in Section 6.3 of the Disclosure Schedule) in respect of the outstanding letters of credit to be issued in respect of such Liabilities, and in either case, the Acquiror shall, and shall cause the Company to, indemnify the Sellers and its Affiliates against any Losses of any kind whatsoever with respect to such Liabilities.
SECTION 6.4    Release of Interaffiliate Obligations.
(a)    Effective as of the Closing, any Indebtedness obligations, intercompany balances, guaranteed fees or payments owed by the Company Group to the Sellers (“Excluded Obligations”) shall be automatically terminated, released and discharged, except those obligations of the Company Group in connection with the Liabilities and obligations arising out of the letters of credit, guarantees, security deposits and collateral set forth in Section 6.3 of the Disclosure Schedule. Effective as of the Closing, amounts owed by U.S. News and its Affiliates to the Company Group (“Excluded Payables”) shall be automatically terminated, released and discharged, except those amounts owed by U.S. News to the Company in respect of the medical and dental insurance premiums paid by the Company for medical and dental coverage for U.S. News Employees.
(b)    Effective one (1) Business Day prior to the Closing, the Indebtedness obligations of the Company to the Trusts were transferred to Mortimer B. Zuckerman and then cancelled and the Company was released of its obligations thereunder.
SECTION 6.5    Transfer Taxes. Except as set forth in Section 6.7, all sales, use, value added, documentary, stamp, gross receipts, registration, transfer, conveyance, excise, recording, license and other similar Taxes and fees (“Transfer Taxes”) arising out of or in connection with the transactions effected pursuant to this Agreement shall be borne by the Acquiror. The parties shall cooperate with each other in the preparation, execution and filing of all Tax Returns, questionnaires, applications and other documents regarding any such Transfer Taxes that are required to be filed.
SECTION 6.6    Post-Closing Cooperation; Books and Records.
(a)    The Sellers, on the one hand, and the Acquiror, on the other, shall cooperate with each other, and shall cause their officers, employees, agents, auditors and other Representatives to cooperate with each other after the Closing to ensure the orderly transition of the Company from the Sellers to the Acquiror and to minimize any disruption to the Business, the Company and its Affiliates and the Acquiror that might result from the transactions contemplated hereby.

(b)    Subject to Section 6.2(d), from and after the Closing, the Sellers shall be entitled to retain copies (at the Sellers’ sole cost and expense) of all Books and Records relating to their ownership or operation of the Company and its Business and to the extent that such copies are not made prior to the Closing, the Sellers shall be entitled to make such copies as promptly as practicable after the Closing.
(c)    As promptly as reasonably practicable after the Closing, the Acquiror shall cause the Company to transfer to U.S. News in a mutually agreed format all emails sent or received via the Company’s email addresses listed on Section 6.6(c) of the Disclosure Schedule. Sellers shall then cause U.S. News to (i) review such emails and (ii) as promptly as reasonably practicable after such email transfer, transfer back to the Company in a mutually agreed format such emails to the extent they relate solely to the Business.  Promptly after such transfer back, the Company shall, to the fullest extent practicable, delete such emails (including from back-up servers and other data back-up sources) under the supervision of the Sellers.  The Company shall not read or access such emails and shall not disclose the contents thereof except as required by Law.
(d)    As promptly as reasonably practicable after the Closing, the Acquiror shall cause the Company to transfer to U.S. News in a mutually agreed format all documents (other than those in or attached to the emails in Section 6.6(c)) located on the Business’s servers and identified on such servers as authored by the individuals listed on Section 6.6(d) of the Disclosure Schedule or for which the individuals listed on Section 6.6(d) of the Disclosure Schedule are identified as a document owner. Sellers shall then cause U.S. News to (i) review such documents and (ii) as promptly as reasonably practicable after such document transfer, transfer back to the Company in a mutually agreed format such documents to the extent they relate solely to the Business. Promptly after such transfer back, the Company shall, to the fullest extent practicable, delete such documents (including from back-up servers and other data back-up sources) under the supervision of the Sellers.  The Company shall not read or access such documents and shall not disclose the contents thereof except as required by Law.
(e)    For purposes of Sections 6.6(c) and 6.6(d), emails and documents related to the transactions contemplated by the Transaction Agreements shall not be deemed to relate to the Business.
(f)    Notwithstanding anything to the contrary herein, the Sellers and U.S. News shall have access at any time to financial information of U.S. News located on the Business’s servers. As soon as practicable after the Closing, the Acquiror shall transfer such financial information of U.S. News to a server designated by the Sellers. Promptly after such transfer, the Company shall, to the fullest extent practicable, delete such financial information of U.S. News (including from back-up servers and other data back-up sources) under the supervision of the Sellers.  The Company shall not read or access such financial information of U.S. News and shall not disclose the contents thereof except as required by Law.
(g)    After the Closing, upon reasonable notice, the Acquiror shall furnish or cause to be furnished to the Sellers and its employees, counsel, auditors and other Representatives reasonable access (including the ability to make copies), during normal business hours, to such employees, counsel, auditors and other Representatives, books and records within the control of the Acquiror or any of its Affiliates as is reasonably necessary for (i) discharging the Sellers’ obligations or enforcing their rights under this Agreement and the Ancillary Agreements to which they are party, (ii) financial reporting, Tax and accounting matters, (iii) in connection with any dispute with third parties or any defense or prosecution of any Actions relating to or involving any of the Sellers or their Affiliates, or in which any of the Sellers or their Affiliates may have an interest and (iv) other reasonable purposes.
(h)    To the extent the Books and Records of the Company contain information not related to the Business (including without limitation, information related to U.S. News) the Acquiror shall treat and hold such information as confidential and shall refrain from using any such information and shall not disclose the contents thereof except as required by Law.
(i)    The Acquiror will retain all Books and Records and other documents pertaining to the Company and the Business in existence on the Closing Date for seven (7) years following the Closing Date (or longer if required by applicable Law); provided, that no such Books and Records or other documents shall be destroyed or disposed of during such seven (7) year period without first advising the Sellers’ Representative in writing and giving the Sellers’ Representative a reasonable opportunity to obtain possession thereof for the purposes permitted by this Section 6.6.
(j)    Each party shall reimburse the other for reasonable out-of-pocket costs and expenses incurred in assisting the other pursuant to this Section 6.6. Neither party shall be required by this Section 6.6 to take any action that would unreasonably interfere with the conduct of its business or unreasonably disrupt its normal operations. Any information relating to the Business received by the Sellers pursuant to this Section 6.6 shall be subject to the Confidentiality Agreement.
SECTION 6.7    Jersey City Property; Park Land Properties.
(a)    Prior to the transfer of the Park Land Properties or the Jersey City Property pursuant to Section 6.7(b) or Section 6.7(d), Mortimer B. Zuckerman shall form a Delaware limited liability company (“New LLC”), for which New DN Company (the “New DN”) shall be the initial manager. Upon the first to occur of such transfer of either the Jersey City Property or the Park Land Properties, (i) New DN shall cause New LLC to issue an aggregate 49.9% of the Equity Interest in New LLC to the Company and Park Land Corp. (in proportion to the relative fair market values of the Park Land Properties and the Jersey City Property), with Mortimer B. Zuckerman retaining 50.1% of the Equity Interest in New LLC and (ii) each of the Company, Park Land Corp., Mortimer B. Zuckerman and New DN shall execute and deliver to the other the limited liability company agreement substantially in the form attached hereto as Exhibit F (the “New LLC Agreement”). Notwithstanding any re-allocation of Equity Interests in New LLC between the Company and Park Land Corp., Mortimer B. Zuckerman shall in any event retain 50.1% of the Equity Interest in New LLC.
(b)    Within thirty (30) days’ written notice from the Sellers’ Representative to the Company, the Company shall cause Park Land Corp. to transfer to New LLC fee simple title

(subject only to the Permitted Liens) to the Park Land Properties and simultaneous with such transfer, Mortimer B. Zuckerman shall or shall cause one of his Affiliate(s) to reimburse, at the direction of the Company, the Company and/or Park Land Corp. for 50.1% of the third party costs and expenses incurred in such transfer of the Park Land Properties from Park Land Corp. to New LLC, including any Transfer Taxes, any corporate income Taxes imposed on Kearny Property Corp. solely as a result of such transfer, and any costs or expenses to be borne by the Sellers pursuant to Section 6.9. Such option to cause the transfer of the Park Land Properties from Park Land Corp. to New LLC shall expire on the ninety-ninth (99th) anniversary of the Closing Date. Immediately upon the transfer of the Park Land Properties to New LLC, the Company and New LLC shall enter into a ten-year triple net lease for the Park Land Properties (the “Park Land Lease”) at an annual rent of $1.00 (One Dollar) (with an option to extend such lease for an additional five years) with New LLC, as the landlord, and the Company, as the tenant, substantially in the form attached hereto as Exhibit G. In the event that there is a direct or indirect change of Control of the Company or a sale, transfer or other disposition, directly or indirectly, of 50% or more of the economic interest in the Company or a direct or indirect sale, transfer or other disposition of all or substantially all of the assets of the Business, the annual rent for the Park Land Properties under the Park Land Lease shall be increased to fair market value, as determined by the Sellers, as of the later of (i) September 3, 2024, and (ii) the date of such sale, transfer or disposition; provided that the foregoing shall not apply to the acquisition of Control or acquisition of 50% or more of the economic interest in tronc, Inc. by the Persons listed on Section 6.7(b) of the Disclosure Schedule. The Jersey City Property and the facilities thereon shall be maintained as a major daily newspaper production facility during the term of the Park Land Lease and in the event that the Jersey City Property and the facilities thereon cease to be used as a major daily newspaper production facility, the Park Land Lease shall terminate in accordance with its terms.
(c)    Within sixty (60) days’ written notice from the Sellers’ Representative to the Company, the Company shall exercise the Company’s right pursuant to Section 24 of that certain Lease Agreement, dated as of August 25, 1994 (the “New Jersey Lease”), between the Company and the New Jersey Economic Development Authority (“NJEDA”), to purchase the Jersey City Property free and clear of all Liens (other than Permitted Liens). Notwithstanding the foregoing, at the request of the Company, New DN agrees to use commercially reasonable efforts to assist the Company with transferring the Jersey City Property directly from NJEDA to the New LLC.
(d)    Immediately following the transfer of the Jersey City Property from the NJEDA to the Company, the Company shall transfer to New LLC fee simple title (subject only to the Permitted Liens), to the Jersey City Property and simultaneous with such subsequent transfer, Mortimer B. Zuckerman shall or shall cause one of his Affiliate(s) to reimburse the Company for 50.1% of the purchase price and the third party costs and expenses incurred in such transfer of the Jersey City Property from NJEDA to the Company and subsequently to New LLC, including any Transfer Taxes and for costs or expenses associated with compliance with ISRA pursuant to Section 6.9. Such option to cause the transfer of the Jersey City Property from the Company to New LLC shall expire on the ninety-ninth (99th) anniversary of the Closing Date. Immediately upon the transfer of the Jersey City Property to New LLC, the Company and New LLC shall (i)

enter into a ten-year triple net lease (the “Jersey City LLC Lease”) at an annual rent of $1.00 (One Dollar) (with an option to extend such lease for an additional five years) with New LLC, as the landlord, and the Company, as the tenant, substantially in the form attached hereto as Exhibit H and (ii) enter into or amend in accordance with the immediately following sentence, as applicable, the Park Land Lease. To the extent the Park Land Lease is executed in accordance with Section 6.7(b), the Park Land Lease shall be extended such that the expiration date of the Park Land Lease shall be the same as the expiration date of the Jersey City LLC Lease. In the event that there is a direct or indirect change of Control of the Company or a sale, transfer or other disposition, directly or indirectly, of 50% or more of the economic interest in the Company or a direct or indirect sale, transfer or other disposition of all or substantially all of the assets of the Business, the annual rent for the Jersey City Property under the Jersey City LLC Lease shall be increased to fair market value, as determined by the Sellers, as of the later of (x) September 3, 2024, and (y) the date of such sale, transfer or disposition; provided that the foregoing shall not apply to the acquisition of Control or acquisition of 50% or more of the economic interest in tronc, Inc. by the Persons listed on Section 6.7(b) of the Disclosure Schedule. The Jersey City Property and the facilities thereon shall be maintained as a major daily newspaper production facility during the term of the Jersey City LLC Lease and in the event that the Jersey City Property and the facilities thereon cease to be used as a major daily newspaper production facility, the Jersey City LLC Lease shall terminate in accordance with its terms and fee simple title (subject only to the Permitted Liens) to the facilities on the Jersey City Property shall be transferred by the Company to New LLC for no consideration.
(e)    At the time of transfer of any Real Property (or the facilities on the Jersey City Property) to New LLC in accordance with Section 6.7(b) and Section 6.7(d) above, the following deliveries shall be made:
(i)    In the case of the Real Property, the Company shall execute, acknowledge and deliver a Bargain and Sale Deed with Covenants against Grantor’s Acts (the “Deed”) to such Real Property in recordable form, so as to convey to New LLC fee simple title to the such Real Property, free and clear of all Liens and encumbrances, except for, and subject to, the Permitted Liens;
(ii)    The Company shall execute, acknowledge and deliver to New LLC an assignment of all insurance proceeds and condemnation awards or claims or rights thereto, if any there be, then payable to the Company, all without representation or warranty by the recourse against the Company;
(iii)    The Company and New LLC shall execute and deliver to each other such instruments and documents necessary to effectuate such transfer of such Real Property or facilities, as the case may be. Each such instrument and document to be delivered shall be consistent with the applicable provisions of this Section 6.7(e), shall be in the form or contain the information or provisions provided for in this Section 6.7(e), and shall otherwise be reasonably satisfactory in form and substance to the parties;
(iv)    New LLC and the Company shall deliver to New LLC’s title company the returns, questionnaires, certificates, affidavits and other documents required in connection with the payment of any Transfer Taxes, and the Company shall deliver payment of such Transfer Taxes to New LLC’s title company;
(v)    To the extent in the Company’s possession, the Company shall deliver to New LLC all instruments and documents collateral thereto, and all licenses, permits, authorization and approvals of any governmental authorities relating to the such Real Property or facilities, as the case may be;
(vi)    The Company shall execute and deliver such affidavits, instruments and documents as may be required by New LLC’s title insurance company; and
(vii)    To the extent such Real Property is owned by Park Land Corp., all of the foregoing shall be done by Park Land Corp. in lieu of the Company.
(f)    The Company, Park Land Corp. and New LLC shall prorate all expenses, utility charges and Taxes relating to the applicable Real Property as of the effective date of the transfer to New LLC to the extent such matters are customarily apportioned in connection with real estate closings of commercial properties located in the municipality in which such Real Property is located.
(g)    From the Closing until the consummation of the transfers of the Jersey City Property and the Park Land Properties to New LLC, the Acquiror and its Affiliates shall not grant any Lien on the Jersey City Property (or the facilities thereon) or the Park Land Properties other than the Permitted Liens, respectively, nor shall the Acquiror or its Affiliates sell, assign, transfer, lease, sublease, license, abandon, fail to maintain, pledge, encumber or otherwise dispose of directly or indirectly (through a sale of assets or equity) either the Jersey City Property (or the facilities thereon) or the Park Land Properties except that the Jersey City Property and the Park Land Properties can be transferred and sold to the purchaser of all or substantially all of the assets of the Company. From the Closing until the consummation of the transfer of the Jersey City Property, the Company shall not (i) amend, supplement or modify the New Jersey Lease without the prior written consent of the Sellers (such consent not to be unreasonably withheld or delayed) or (ii) terminate the New Jersey Lease without the prior written consent of the Sellers. The Company shall promptly forward copies of all notices and correspondence between the Company and NJEDA in connection with the Jersey City Property to the Sellers’ Representative.
(h)    (i) At any time after the issuance to the Company and/or Park Land Corp. of the aggregate 49.9% of the Equity Interest in New LLC, the Company shall be entitled to require Mortimer B. Zuckerman to purchase the Company’s and/or Park Land Corp.’s Equity Interests in New LLC and (ii) at any time after the Jersey City Property ceases to be used as a major daily newspaper production facility, Mortimer B. Zuckerman shall be entitled to require the Company to sell or cause to be sold the Company’s and/or Park Land Corp.’s Equity Interests in New LLC to Mortimer B. Zuckerman or a designee of the Mortimer B. Zuckerman, in each case at the Agreed Upon Price or the Appraised Fair Market Value, as the case may be, upon a written notice to the other party. After the receiving party receives such notice, the Company and Mortimer B. Zuckerman shall for 30 days after such date, negotiate to arrive at a mutually agreed upon price (the “Agreed Upon Price”) for the purchase of such Equity Interests. If such parties cannot in such time period mutually agree on the Agreed Upon Price, the parties shall submit the determination to CBRE Group, Inc. or if CBRE Group, Inc. is unavailable, then to Jones Lang LaSalle Incorporated or if Jones Lang LaSalle Incorporated is unavailable, then to a mutually agreed appraiser of state-wide recognition that is expert in Northern New Jersey commercial real estate (the “Appraiser”).
(i)    Mortimer B. Zuckerman and the Company shall jointly direct the Appraiser to value the Equity Interests of New LLC at fair market value without any discount for liquidity in accordance with the next immediately succeeding sentence or minority discount. Each of the Company and Mortimer B. Zuckerman shall present in writing its estimate of such fair market value. The Appraiser shall determine the fair market value, which determination shall not take into account the annual rents of the Jersey City LLC Lease or the Park Land Lease to the extent such annual rents are each $1.00, of the Equity Interests of New LLC which shall be the “Appraised Fair Market Value .” Neither party shall make more than one written presentation to the Appraiser and each party shall receive, at the same time as the Appraiser, the presentation of the other. No party shall have any “ex parte” communication with the Appraiser. The Appraiser’s determination of “Appraised Fair Market Value” shall be final and binding, absent mathematical error in which case the Appraiser shall re-calculate the Appraised Fair Market Value.
(j)    No later than 10 Business Days’ after the determination of the Agreed Upon Price or Appraised Fair Market Value, Mortimer B. Zuckerman shall cause the purchasing party (Mortimer B. Zuckerman, or a designee of Mortimer B. Zuckerman, as the case may be) to pay to the Company and Park Land Corp., as applicable, in immediately available funds an amount equal to the Agreed Upon Price or Appraised Fair Market Value, and the Company shall transfer or cause to be transferred to the purchasing party good, valid and marketable title to such Equity Interests in New LLC free and clear of all Liens (other than Permitted Liens) (including by executing in favor of the purchasing party a power transferring such ownership to the purchasing party).
SECTION 6.8    2017 HUB Grant Tax Credit. The Acquiror shall cause the Company to apply for the 2017 HUB Grant Tax Credit. Upon the sale of any 2017 HUB Grant Tax Credit received by the Company, the Acquiror shall promptly (and in any event within five (5) Business Days) pay to Mortimer B. Zuckerman (or his designee) an amount equal to the net proceeds of such sale multiplied by a fraction, the numerator of which is the number of calendar days elapsed from December 26, 2016 to September 3, 2017 and the denominator of which is 365.

SECTION 6.9    ISRA Compliance.
(a)    The Sellers, the Acquiror and the Company acknowledge that the transactions contemplated by this Agreement may require certain filings and actions under the Industrial Site Recovery Act, N.J.S.A. 13:1K-6 et seq, and the regulations promulgated thereunder (the “ISRA”) with respect to the Park Land Properties and the Jersey City Property.
(b)    The Company shall comply with all applicable obligations under or arising out of ISRA in connection with the transactions contemplated by this Agreement, including filing all necessary forms, plans or other submissions, and retaining and supervising any licensed site remediation professional (“LSRP”) that may be necessary or appropriate for such compliance. Compliance with ISRA may be accomplished by the issuance of a Response Action Outcome (“RAO”) by the LSRP or by any alternative compliance option permissible under ISRA. The Company shall be permitted to perform any remediation to the least restrictive applicable standards and to impose any “engineering controls” and “institutional controls” as those terms are defined by any applicable Environmental Law, including any associated Remedial Action Permits for soil or groundwater (“RAPs”) for conditions that exist on or before the Closing. For any conditions that arise after the Closing, engineering and institutional controls may only be used if they are coexistent and coterminous with engineering and institutional controls or use restrictions existing as of the Closing Date or subsequently imposed to address pre-Closing conditions, whether or not imposed by Sellers or any other party provided that in no event shall fencing be a permissible engineering or institutional control or use restriction. Notwithstanding anything to the contrary in this Section 6.9(b), nothing herein prohibits the use of a groundwater classification area or a well use restriction area to address groundwater contamination. The Sellers and Acquiror shall cooperate with the Company in connection with such compliance, including but not limited to promptly executing any forms or other documents as reasonably requested by the Company to facilitate such compliance. Prior to submitting to the New Jersey Department of Environmental Protection (“NJDEP”) any material form, notice, work plan, report, filing, or other submission in connection with ISRA, the Company shall take reasonable steps to provide the Sellers with a draft of such form, notice, work plan, report, filing, or other submission reasonably in advance of when such submission is planned or required to be made (whichever is earlier) and to reasonably consider any comments the Sellers may reasonably provide with respect to such filing. The parties shall provide one another with final copies of all material notices, filings, correspondence, work plans, final reports, and other material written communications submitted or received by them with respect to such compliance.
(c)    The costs and expenses associated with compliance with ISRA in connection with the transactions contemplated by this Agreement shall be paid by the Company except for costs and expenses incurred by the Company or the Sellers prior to the Closing Date which shall be considered Transaction Expenses for the purposes of this Agreement (the “Pre-Closing ISRA Costs”). Notwithstanding the foregoing, the Company shall be solely responsible for posting any remediation funding source or financial assurance required to be posted on or prior to the Closing Date. Notwithstanding anything in this Agreement to the contrary, in addition to the Pre-Closing ISRA Costs, the Sellers shall or shall cause their respective Affiliate(s) to reimburse the Company for 50.1% of the costs and expenses associated with compliance with ISRA for conditions existing at or before the Closing. For any new conditions that arise after the Closing, all costs and expenses related to such conditions shall be borne entirely by the Company, which costs also include any costs for pre-existing conditions exacerbated after the Closing. The Sellers shall not be responsible for the reimbursement of any costs or expenses related to any condition arising out of the operation of the Business, any act or omission of the Company, or any act or omission of any third party, in any case occurring after the Closing. For the avoidance of doubt, the costs and expenses associated with compliance with ISRA shall include without limitation, the costs and expenses associated with (i) any investigation and remediation, (ii) any required financial assurance or remediation funding source, (iii) obtaining, maintaining and complying with any RAPs, and (iv) any audit by NJDEP or NJDEP’s review, modification, rescission or invalidation of any RAO.
SECTION 6.10    Directors’ and Officers’ Indemnification and Insurance.
(a)    Without limiting any additional rights that any employee may have under any agreement with the Company Group or its Affiliates or employee benefit plan, from the Closing through the sixth (6th) anniversary of the date on which the Closing occurs, the Acquiror shall, and shall cause the Company and each member of the Company Group, to the maximum extent permitted by applicable Law, to indemnify and hold harmless each present (as of immediately prior to the Closing) and former officer, director, manager or employee of New DN or the Company Group (the “D&O Indemnified Parties”), against all Losses, incurred in connection with any Action arising out of or pertaining to (i) the fact that the D&O Indemnified Party is or was an officer, director, manager, employee, fiduciary or agent of New DN or the Company Group or (ii) matters existing or occurring at or prior to the Closing (including this Agreement, the other Transaction Agreements and the transactions and actions contemplated hereby and thereby), whether asserted or claimed prior to, at or after the Closing, to the fullest extent permitted under applicable Law. In the event of any such Action, (x) each D&O Indemnified Party will be entitled to advancement of expenses incurred in the defense of any Action from the Acquiror or the Company Group within ten (10) Business Days of receipt by the Acquiror from the D&O Indemnified Party of a request therefor; provided, that any Person to whom expenses are advanced provides an undertaking, if and only to the extent required by Law or the Company’s organizational documents, to repay such advances if it is ultimately determined that such Person is not entitled to indemnification, (y) neither the Acquiror nor its Affiliates (including the Company Group) shall settle, compromise or consent to the entry of any judgment in any Action (and in which indemnification could be sought by such D&O Indemnified Party hereunder), unless such settlement, compromise or consent includes an unconditional release of such D&O Indemnified Party from all Liability arising out of such Action or such D&O Indemnified Party otherwise consents, and (z) the Acquiror and its Affiliates (including the Company Group) shall cooperate in the defense of any such matter.
(b)    The Acquiror shall cause the Company to indemnify and reimburse the Sellers for the period prior to the Closing to the extent the Company’s Organizational Documents provide for such indemnification and reimbursement.

(c)    The governing documents of each member of the Company Group shall contain provisions no less favorable with respect to indemnification and exculpation of the Sellers and former or present officers, directors, managers and employees than are set forth in the governing documents of such member of the Company Group as of the date hereof, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Closing in any manner that would adversely affect the rights thereunder of any such individuals.
(d)    Notwithstanding anything herein to the contrary, if any claim, action, suit, proceeding or investigation (whether arising before, at or after the Closing) is made against any D&O Indemnified Party on or prior to the sixth anniversary of the Closing, the provisions of this Section 6.10 shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.
(e)    In the event that the Acquiror or any member of the Company Group or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a majority of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Acquiror or such member of the Company Group, as the case may be, shall succeed to the obligations set forth in this Section 6.10. In addition, no member of the Company Group shall distribute, sell, transfer or otherwise dispose of any of its assets in a manner that would reasonably be expected to render the Acquiror or any member of the Company Group unable to satisfy its obligations under this Section 6.10.
(f)    This Section 6.10 is intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties and their respective heirs and legal representatives. The indemnification provided for herein shall not be deemed exclusive of any other rights to which a D&O Indemnified Party is entitled, whether pursuant to law, contract or otherwise.
SECTION 6.11    Guarantee.
(a)    Guarantee of TPC.
(i)    As a material inducement to the willingness of the Sellers to enter into this Agreement, TPC hereby unconditionally, absolutely and irrevocably agrees to cause the Acquiror to perform all of its obligations hereunder that are required to be performed at or following the Closing and guarantees all of the obligations of the Acquiror that are required to be performed at or following the Closing pursuant to this Agreement.
(ii)    The guarantee provided in this Section 6.11(a) is an absolute, unconditional and continuing guarantee of payment and performance. The obligations and undertakings of TPC shall be performed and observed without requiring the Sellers to give any notice of non-payment or non-performance to the Acquiror or any proof thereof or demand therefor, all of which TPC expressly waives to the fullest extent it is legally permitted to do so.
(iii)    As between TPC and the Sellers but without affecting the Acquiror’s obligations, TPC shall be liable under this Agreement as if it were the Acquiror and not merely a surety. Accordingly, its obligations shall not be discharged, nor shall its liability be affected, by anything that would not discharge it or affect its liability if it were the Acquiror including (A) any time, indulgence, waiver or consent at any time given to the Company or the Acquiror or any other person, (B) any amendment to any other provisions of this Agreement, (C) the making or absence of any demand on the Company and the Acquiror or any other person for payment or (D) the dissolution, amalgamation, reconstruction or reorganization of the Acquiror, the Company or any other Person.
(iv)    The Sellers shall not be obligated to file any claim relating to the obligations hereunder in the event that the Company or the Acquiror becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Sellers to so file shall not affect TPC’s obligations hereunder. In the event that any payment to the Sellers in respect of such obligations is rescinded or must otherwise be returned for any reason whatsoever, TPC shall remain liable hereunder with respect to such obligations as if such payment had not been made.
(v)    This is an unconditional guarantee of payment and performance and not merely of collectability.
(vi)    TPC agrees its obligations hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (a) the failure or delay of the Sellers to assert ay claim or demand or to enforce or exhaust any right, remedy, power or privilege against the Company or the Acquiror contemplated by this Agreement and (b) any insolvency, bankruptcy, reorganization, dissolution, receivership or other similar proceeding affecting the Company or the Acquiror. To the fullest extent permitted by Law, TPC hereby expressly and irrevocably waives any and all rights or defenses arising by reason of any Law which would otherwise require any election of remedies by the Sellers. TPC waives all defenses available to the Company and the Acquiror (other than defenses to the payment and performance of the obligations that are available to the Company and the Acquiror).
(vii)    TPC acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by this Agreement and that the waivers set forth in this Section 6.11(a) are knowingly made in contemplation of such benefits.
(viii)    TPC hereby unconditionally, absolutely and irrevocably agrees to cause the Company to perform all of its obligations hereunder that are required to be performed following the Closing and guarantees all of the obligations of the Company that are required to be performed following the Closing pursuant to this Agreement. The provisions of Section 6.11(a)(ii) through Section 6.11(a)(vii) will apply to this guarantee as if the Company were the Acquiror under such Sections and with respect to the performance and observance of all undertakings and obligations of the Company following the Closing.
(ix)    TPC hereby covenants and agrees that it shall not institute, and shall cause its Affiliates not to institute, any proceeding asserting that this Section 6.11(a) is illegal, invalid or enforceable in accordance with its terms.
(x)    TPC hereby represents and warrants to the Sellers:  (A) TPC is a Delaware limited liability company and is in good standing under the laws of the State of Delaware; (B) TPC has the full power and authority to execute and deliver this Agreement, and perform TPC’s obligations hereunder, and no further proceedings on the part of TPC are necessary to approve and authorize the execution and delivery of this Agreement and the performance of TPC’s obligations hereunder; (C) this Agreement has been duly executed and delivered by TPC and, assuming that this Agreement has been duly executed and delivered by the party seeking to enforce the Agreement, this Agreement constitutes the valid and binding obligation of TPC, enforceable against TPC in accordance with its terms, subject to the effect of any applicable Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law); and (D) the execution and delivery of this Agreement by TPC and the performance of TPC’s obligations hereunder will not result in any breach or violation of or default under any law, statute, regulation, judgment, or other Governmental Order or any mortgage, lease, agreement, deed of trust, indenture or any other instrument to which TPC is a party or by which TPC or any of TPC’s properties or assets are bound that would reasonably be expected to interfere in any material respect with the performance by TPC of TPC’s obligations hereunder or the consummation of the transactions contemplated by this Agreement. TPC understands and acknowledges that the Sellers are entering into this Agreement in reliance upon TPC’s execution and delivery of this Agreement and the performance by TPC of its obligations under this Section 6.11(a).
(b)    Guarantee of the Management Trust.
(i)    As a material inducement to the willingness of the Acquiror and TPC to enter into this Agreement, the Management Trust hereby unconditionally, absolutely and irrevocably guarantees all of the obligations of Mortimer B. Zuckerman that are required to be performed at or following the Closing pursuant to this Agreement.
(ii)    The guarantee provided in this Section 6.11(b) is an absolute, unconditional and continuing guarantee of payment and performance. The obligations and undertakings of Mortimer B. Zuckerman shall be performed and observed without requiring the Acquiror or TPC to give any notice of non-payment or non-performance to the Management Trust or any proof thereof or demand therefor, all of which the Management Trust expressly waives to the fullest extent it is legally permitted to do so.
(iii)    As between the Management Trust and the Acquiror and TPC but without affecting Mortimer B. Zuckerman’s obligations, the Management Trust shall be liable under this Agreement as if it were Mortimer B. Zuckerman and not merely a surety. Accordingly, its obligations shall not be discharged, nor shall its liability be affected, by anything that would not discharge it or affect its liability if it were Mortimer B. Zuckerman including (A) any time, indulgence, waiver or consent at any time given to the Mortimer B. Zuckerman or any other person, (B) any amendment to any other provisions of this Agreement or (C) the making or absence of any demand on Mortimer B. Zuckerman or any other person for payment.
(iv)    Neither the Acquiror nor TPC shall be obligated to file any claim relating to the obligations hereunder in the event that Mortimer B. Zuckerman becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Acquiror and TPC to so file shall not affect the Management Trust’s obligations hereunder. In the event that any payment to the Acquiror or TPC in respect of such obligations is rescinded or must otherwise be returned for any reason whatsoever, the Management Trust shall remain liable hereunder with respect to such obligations as if such payment had not been made.
(v)    This is an unconditional guarantee of payment and performance and not merely of collectability.
(vi)    The Management Trust agrees its obligations hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (a) the failure or delay of the the Acquiror or TPC to assert ay claim or demand or to enforce or exhaust any right, remedy, power or privilege against Mortimer B. Zuckerman contemplated by this Agreement and (b) any insolvency, bankruptcy, reorganization, receivership or other similar proceeding affecting Mortimer B. Zuckerman. To the fullest extent permitted by Law, the Management Trust hereby expressly and irrevocably waives any and all rights or defenses arising by reason of any Law which would otherwise require any election of remedies by the Acquiror and TPC. the Management Trust waives all defenses available to Mortimer B. Zuckerman (other than defenses to the payment and performance of the obligations that are available to Mortimer B. Zuckerman).
(vii)    The Management Trust acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by this Agreement and that the waivers set forth in this Section 6.11(b) are knowingly made in contemplation of such benefits.
(viii)    The Management Trust hereby covenants and agrees that it shall not institute, and shall cause its Affiliates not to institute, any proceeding asserting that this Section 6.11(b) is illegal, invalid or enforceable in accordance with its terms.

(ix)    The Management Trust hereby represents and warrants to the Sellers:  (A) the Management Trust has the full power and authority to execute and deliver this Agreement, and perform the Management Trust’s obligations hereunder, and no further proceedings on the part of the Management Trust are necessary to approve and authorize the execution and delivery of this Agreement and the performance of the Management Trust’s obligations hereunder; (B) this Agreement has been duly executed and delivered by the Management Trust and, assuming that this Agreement has been duly executed and delivered by the party seeking to enforce the Agreement, this Agreement constitutes the valid and binding obligation of the Management Trust, enforceable against the Management Trust in accordance with its terms, subject to the effect of any applicable Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law); and (C) the execution and delivery of this Agreement by the Management Trust and the performance of the Management Trust’s obligations hereunder will not result in any breach or violation of or default under any law, statute, regulation, judgment, or other Governmental Order or any mortgage, lease, agreement, deed of trust, indenture or any other instrument to which the Management Trust is a party or by which the Management Trust or any of the Management Trust’s properties or assets are bound that would reasonably be expected to interfere in any material respect with the performance by the Management Trust of the Management Trust’s obligations hereunder or the consummation of the transactions contemplated by this Agreement. The Management Trust understands and acknowledges that the Acquiror and TPC are entering into this Agreement in reliance upon the Management Trust’s execution and delivery of this Agreement and the performance by the Management Trust of its obligations under this Section 6.11(b).

SECTION 6.12    Employee Benefits Matters.
(a)    Establishment of U.S. News 401(k) Plan. Effective as soon as practicable after the Closing Date, the Sellers shall cause U.S. News to adopt and establish a 401(k) defined contribution pension plan (the “U.S. News 401(k) Plan”), and a related trust (the “U.S. News 401(k) Plan Trust”) for the employees of U.S. News (the “U.S. News Employees”) who participate in the Company’s 401(k) defined contribution pension plan (the “Company 401(k) Plan”) (such employees, the “U.S. News 401(k) Plan Participants”). The U.S. News 401(k) Plan shall be intended to meet the qualification requirements under Sections 401(k) and (m) of the Code and shall have substantially the same terms as the Company 401(k) Plan had with respect to U.S. News 401(k) Plan Participants immediately prior to the Closing Date. The Sellers shall cause U.S. News to take such actions as may be necessary to (i) have U.S. News, effective as of the Closing Date, cease to be a participating employer in the Company 401(k) Plan; and (ii) preclude U.S. News and its employees from making any contributions to the Company 401(k) Plan on and after the Closing Date.
(b)    Transfer of Account Balances. As soon as practicable following the establishment of the U.S. News 401(k) Plan and U.S. News 401(k) Plan Trust (or such other time as mutually agreed to by the Acquiror and U.S. News), the Acquiror shall cause the trustee of the Company 401(k) Plan trust or successor thereof to transfer from such trust to the U.S. News 401(k) Plan Trust, the account balances of U.S. News 401(k) Plan Participants under the Company 401(k) Plan, determined as of the date of the transfer. Unless otherwise agreed by the Acquiror and U.S. News, such transfers shall be made in kind, including promissory notes evidencing the transfer of outstanding loans. Any asset and liability transfers pursuant to this Section 6.12(b) shall comply in all respects with Sections 414(l) and 411(d)(6) of the Code and if required shall be made not less than thirty (30) days after Acquiror shall have filed any notice that may be required under Section 6058(b) of the Code. To the extent that any assets are not transferred in kind, the assets transferred will be mapped into an appropriate investment vehicle as determined by U.S. News. Mortimer B. Zuckerman shall indemnify the Company Group and the fiduciaries of the Company 401(k) Plan for any claims made by participants in the Company 401(k) Plan whose account balances have been transferred to the U.S. News 401(k) Plan Trust pursuant to the provisions of this Section 6.12(b), except to the extent such claims are based on the actions of such fiduciaries after the Closing.
(c)    U.S. News 401(k) Plan Provisions. The U.S. News 401(k) Plan shall provide that:
(i)    U.S. News 401(k) Plan Participants shall be eligible to participate in the U.S. News 401(k) Plan to the extent that they were eligible to participate in the Company 401(k) Plan immediately prior to the Closing Date;
(ii)    The account balance of each U.S. News 401(k) Plan Participant under the Company 401(k) Plan as of the date of the transfer of account balances described in Section 6.12(b) (including any promissory notes relating to outstanding loans) shall be credited to such individual’s account under the U.S. News 401(k) Plan; and

(iii)    The U.S. News 401(k) Plan shall assume and honor the terms of all QDROs in effect under the Company 401(k) Plan in respect of U.S. News 401(k) Plan Participants immediately prior to the Closing Time.
(d)    Medical and Dental Plans Transition Period. The Acquiror shall cause the medical and dental plans of the Company in which U.S. News Employees were participating on the Closing Date (“Company Medical and Dental Plans”) to continue to provide medical and dental coverage to such U.S. News Employees (and their beneficiaries and dependents) from and after the Closing Date until December 31, 2017 (such period, the “H&W Transition Period”) on the same basis as immediately prior to the Closing Date and in accordance with the terms of the Company Medical and Dental Plans, (including with respect to providing COBRA coverage to any former employee who elected such coverage prior to or following the Closing Date). From and after the Closing until such time as U.S. News is able to make payments directly for claims incurred by U.S. News Employees during the H&W Transition Period that are covered by the Company Medical and Dental Plans, the Company Group shall pay such claims directly to the Company Medical and Dental Plans’ service providers. For so long as the Company Group makes such claims payments, Mortimer B. Zuckerman will indemnify the Company Group for such payments. As soon as practicable after the Closing, the parties shall work together to cause U.S. News to pay medical and dental claims incurred by U.S. News Employees directly to the medical and dental plan service providers. No later than January 31, 2018, the Acquiror shall provide to U.S. News an initial invoice for medical and dental claims paid by the Company Group for U.S. News Employees under the Company Medical and Dental Plans (“H&W Transition Period Amount”). The Sellers shall cause U.S. News to remit to the Acquiror the H&W Transition Period Amount no later than February 15, 2018. The Acquiror may subsequently provide to U.S. News invoices for any medical and dental claims paid for U.S. News Employees under the Company Medical and Dental Plans that were not included in the initial invoice (“Subsequent Invoices”). The Sellers shall cause U.S. News to remit to the Acquiror the amount of any Subsequent Invoice provided to U. S. News no later than 15 days after the invoice is provided to U.S. News.
(e)    Establishment of U.S. News Medical and Dental Plans. Effective as of January 1, 2018, the Sellers shall cause U.S. News to adopt medical and dental plans for the benefit of the U.S. News Employees participating in the medical and dental plans of the Company described in Section 6.12(d) and the Sellers shall cause U.S. News to be responsible for all liabilities relating to, arising out of or resulting from medical and dental coverage or claims incurred by or on behalf of such U.S. News Employees (and their beneficiaries and dependents) resulting from such coverage (including COBRA continuation coverage) on or after such date.
SECTION 6.13    Required Financial Statements. In recognition of the requirements for the Company’s timely filing of certain financial information with the Securities and Exchange Commission, from and after the Closing Date, the Sellers shall and shall cause their Affiliates to reasonably cooperate with the Acquiror and its accountants and auditors on a timely basis and provide to the Acquiror and its accountants and auditors, during normal business hours and upon reasonable prior written notice access to such information, books and records related to the Business, the Company and the Company’s Subsidiaries as the Acquiror may reasonably request in connection with the preparation by the Acquiror of historical financial statements related to the Business, the Company and the Company’s Subsidiaries as may be required to be included in any filing under the Securities Exchange Act of 1934 and the regulations promulgated thereunder, including Regulation S-X, to be reported on a current report on Form 8-K filed in connection with the transactions contemplated hereby and any other filing as may be required under applicable Law. Without limiting the foregoing, such cooperation shall include: (a) where appropriate, the signing of management representation letters as are required in connection with such audit and (b) as reasonably requested by the Acquiror, access, during normal business hours and upon reasonable prior written notice to appropriate individuals with knowledge of the historical financial information related to the Business, the Company and the Company’s Subsidiaries to allow for preparation of such financial statements. The Company and the Sellers acknowledge and agree that (x) the Acquiror and the Company shall be responsible for the costs and expenses of preparing the audit of the Company’s financial statements contemplated by this Section 6.13, (y) the Sellers shall be responsible for the initial $25,000 in third party costs attributable to the Sellers’ compliance with this Section 6.13 and thereafter the Company shall be responsible for any additional third party costs in excess of such $25,000 that is attributable to the Sellers’ compliance with this Section 6.13; provided that the Sellers provide the Company with advance notice of the anticipated amount of such third party costs that the Sellers’ anticipate incurring in excess of the initial $25,000 and (z) time is of the essence for the purposes of the Sellers’ obligations arising under this Section 6.13. The Sellers shall be deemed not to be in breach of this Section 6.13 to the extent that the Sellers’ failure to comply with this Section 6.13 is as a result of a breach by the Acquiror and the Company of clause (x) of the preceding sentence.
SECTION 6.14    Further Actions and Assurance. From and after the Closing:
(a)    The Sellers shall cooperate with the Acquiror and the Sellers and the Acquiror shall use their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on their respective parts under this Agreement and applicable Laws to make effective the transactions contemplated by the Transactions Agreements and otherwise carry out the intent of this Agreement, including, to the extent expressly requested by the other party, (i) using commercially reasonably efforts to obtain any necessary or advisable (in the reasonable opinion of the Acquiror) consent from any Person (including any Governmental Entity), (ii) executing and delivering to any Person (including any Governmental Entity) such instruments, documents, certificates, agreements and writings as may be necessary or advisable to execute and deliver such other instruments, documents, certificates, agreements and writings, (iii) preparing and filing as promptly as reasonably practicable all documentation to effect all necessary or advisable (in the reasonable opinion of the Acquiror) notices, reports and other filings and to obtain as promptly as reasonably practicable all consents, registrations, approvals, waivers, orders, interpretive guidance, exemptions, permits and authorizations necessary or advisable (in the reasonable opinion of the Acquiror) to be obtained from any Government Entity, and (iv) taking all actions reasonably necessary or advisable (in the reasonable opinion of the Acquiror) in order to comply with or satisfy the requirements of any applicable Law or other requirements of any

Government Entity; provided that the party being requested to cooperate shall not be required to pay any consent, waiver or similar fee.
(b)    To the extent that the transactions contemplated by this Agreement require advance notice or consent under any of the Company’s or the Company’s Subsidiaries written agreements or is otherwise not permitted without the consent of the other Person to the contract or is otherwise prohibited by applicable Law, then the Sellers shall use commercially reasonable efforts to assist the Company and the Acquiror in connection with obtaining any and all such consents, approvals and novations following the Closing.
SECTION 6.15    Tax Treatment. For U.S. federal income tax purposes: (i) immediately prior to the Closing, Mortimer B. Zuckerman will be treated as having received (A) a distribution from the Company of the right, issued by Park Land Corp., to receive 50.1% of the Park Land Properties, (B) a distribution from the Company of the right to acquire 50.1% of the Jersey City Property, to the extent the Company exercises its right pursuant to Section 24 of the New Jersey Lease and (C) a distribution from the Company of the right to receive the Equity Interests assigned under the MBZ Assignment Agreement; (ii) Mortimer B. Zuckerman will be treated as contributing to New LLC the rights received pursuant to clauses (i)(A) and (B), and in each case, such contribution will be deemed to occur at the time immediately before the Park Land Properties are transferred to New LLC or the Company exercises its right pursuant to Section 24 of the New Jersey Lease, respectively; (iii) New LLC will be treated as purchasing 50.1% of the Jersey City Property pursuant to Section 24 of the New Jersey Lease upon the Company’s exercise of its right thereunder; and (iv) Park Land Corp. and the Company will be treated as contributing 49.9% of each of the Park Land Properties and the Jersey City Property, respectively, to New LLC in exchange for an aggregate 49.9% of the Equity Interest in New LLC, as determined under Section 6.7(a).
SECTION 6.16    Return of Assets.
(a)    If, at any time after the Closing, any asset held by the Company Group is ultimately determined to be an asset owned by any of the Sellers or any of their Affiliates prior to the Closing, (i) the Company shall return or transfer and convey (without further consideration) to such Seller or Affiliate of such Seller, and such Seller shall cause such Affiliate to accept or assume, as applicable, such asset; (ii) the Sellers shall cause such Affiliate to assume (without further consideration) any Liabilities associated with such asset; and (iii) the Company shall, and such Seller shall cause such Affiliate to, execute such documents or instruments of conveyance or assumption and take such further acts which are reasonably necessary or desirable to effect the transfer of such asset back to such Seller or such Affiliate, in each case such that each party is put into the same economic position as if such action had been taken on or prior to the Closing Date.
(b)    If, at any time after the Closing, any asset held by the Sellers or their Affiliates is ultimately determined to be an asset owned by the Company or any of its Subsidiaries, (i) such Seller shall or shall cause to return or transfer and convey (without further consideration) to the Company or the appropriate Subsidiary of the Company, and the Company shall or shall cause such Subsidiary to accept or assume, as applicable, such asset; (ii) the Company shall or shall cause such Subsidiary to assume (without further consideration) any

Liabilities associated with such asset; and (iii) such Seller shall or shall cause such Affiliate to, and the Company shall or shall cause such Subsidiary to, execute such documents or instruments of conveyance or assumption and take such further acts which are reasonably necessary or desirable to effect the transfer of such asset back to the Company or such Subsidiary, in each case such that each party is put into the same economic position as if such action had been taken on or prior to the Closing Date.
SECTION 6.17    Cash. The Sellers shall wire or cause to be wired, on or before September 8, 2017, $750,000 in immediately available funds to an account designated in writing by the Company.
Article VII

INDEMNIFICATION
SECTION 7.1    General. Subject to the other provisions of this Article VII, (A) Mortimer B. Zuckerman agrees to indemnify, defend and hold harmless the Acquiror and the Acquiror agrees to indemnify, defend and hold harmless the Sellers (the applicable indemnifying party, the “Indemnitor”), including, in case of the applicable non-indemnifying party, its Affiliates and their respective partners, managers, members, shareholders, agents, directors, officers, employees, successors and assigns (each, an “Indemnified Party,” with each party and its respective group of Indemnified Parties being referred to collectively as an “Indemnified Group”) from and against any Losses suffered by an Indemnified Party resulting from the breach of any representation or warranty of the Indemnitor (and in the case of Mortimer B. Zuckerman, the Sellers and the Company) and from fraud in the making of any representation or warranty by the Indemnitor (and in the case of Mortimer B. Zuckerman, the Sellers and the Company), in each case contained in this Agreement; (B) from and after the Closing, Mortimer B. Zuckerman agrees to indemnify, defend and hold harmless the Acquiror and its Indemnified Group against, and reimburse any such Indemnified Party for, all Losses that they may suffer or incur, or become subject to, as a result of any Excluded Obligations and actual vacation payments of up to an aggregate amount of $565,000 made by the Company in lieu of vacation days taken by any non-union employee of the Company who is terminated prior to December 31, 2017 (except for any such employee described on Section 7.1 of the Disclosure Schedule, for whom the date shall be February 28, 2018); (C) the Acquiror agrees to indemnify, defend and hold harmless the Sellers and their Indemnified Group against, and reimburse any such Indemnified Party for, all Losses that they may suffer or incur, or become subject to, as a result of the Sellers’ ownership of the Transferred Interests or the operation of the Business prior to the Closing and the Acquiror’s ownership of the Transferred Interests or the operation of the Business following the Closing, except for any Losses arising out of a breach of any representation or warranty of the Sellers or the Company, the Excluded Obligations or any amounts otherwise included in the calculation of the Closing Date Net Working Capital; and (D) from and after the Closing, the Acquiror agrees to indemnify, defend and hold harmless the Sellers and their Indemnified Group against, and reimburse any such Indemnified Party for, all Losses that they may suffer or incur, or become subject to under the agreements referred to in Section 6.3.

SECTION 7.2    Mitigation; Subsequent Recoveries; Indemnifiable Losses.
(a)    Each Indemnified Party shall take all commercially reasonable steps to mitigate Losses relating to a claim made by an Indemnified Party, including taking all commercially reasonable steps to seek Third Party Recoveries, and taking commercially reasonable steps to avail itself of any defenses, limitations, rights of contribution, claims against third Persons and other rights at law or equity, and shall provide such evidence and documentation of the nature and extent of the claim as may be reasonably requested by the Indemnitor.
(b)    The amount of any Loss for which indemnification is provided under this Article VII shall be net of any insurance proceeds or other cash settlement or recovery amounts actually received as an offset against such Loss (collectively, “Third Party Recoveries”). If the amount of any Indemnified Party’s Loss, at any time subsequent to an Indemnitor’s making of full payment of a Relevant Claim under this Article VII, is reduced by any Third Party Recoveries, the amount of such Third Party Recoveries less any out-of-pocket costs and expenses (including reasonable legal fees and expenses) reasonably incurred by the Indemnified Party in seeking such Third Party Recoveries shall be repaid by such Indemnified Party to such Indemnitor within fifteen (15) days after receipt thereof (or credit therefor) by such Indemnified Party, up to the amount of the payments previously made by such Indemnitor to such Indemnified Party with respect thereto.
(c)    The amount of any Loss for which indemnification is provided under this Article VII shall be reduced by an amount equal to any Tax benefit actually realized as a result of such Loss by the Indemnified Party (determined on a “with and without” basis).
(d)    In no event shall any Indemnitor have any liability to any Indemnified Party for any Losses that are not reasonably foreseeable or punitive damages arising out of or in any manner relating to this Agreement (except to the extent such Losses or punitive damages were paid to a third party).
SECTION 7.3    Risk Allocation. The representations or warranties made herein, together with the indemnification provisions herein, are intended among other things to allocate the economic cost and the risks inherent in the transactions contemplated hereby between the parties and, accordingly, a party shall be entitled to the indemnification or other remedies provided in this Agreement by reason of any breach of any such representation or warranty by another party notwithstanding whether any representative of the party seeking to enforce a remedy knew or had reason to know of such breach.
SECTION 7.4    Procedures for Indemnification with Respect to Third Party Claims.
(a)    If any Action shall be instituted or any claim or demand shall be asserted by any third party (each, a “Third Party Claim”) in respect of which indemnification is being sought by any Indemnified Party under this Article VII, such Indemnified Party shall, promptly after the actual receipt thereof, cause written notice of such Third Party Claim to be forwarded to the Indemnitor, specifying the nature of such Third Party Claim and the amount or the estimated amount thereof to the extent then determinable, which estimate shall not be binding upon the Indemnified Party; provided, that the failure of an Indemnified Party to give timely notice shall not affect its rights to indemnification under this Article VII, except to the extent that the Indemnitor has been materially prejudiced in its defense of such matter by such failure.
(b)    The Indemnitor shall have the right, at its option and at its own expense, to be represented by counsel of its choice and to participate in, or take control of, the defense, negotiation and/or settlement of any Third Party Claim that relates to any amounts indemnifiable under this Article VII; provided, that the Indemnified Party may participate in any such proceeding with counsel of its choice (which shall be at its own expense). The Indemnitor shall provide advance written notice of any compromise or settlement to the Indemnified Party, and the Indemnitor shall not execute or otherwise agree to any such compromise or settlement (including any consent decree) without the Indemnified Party’s prior written consent that (A) provides for any non-monetary obligations on any Indemnified Party or (B) does not include as an unconditional term thereof the giving of a release from all Liability with respect to such claim by each claimant or plaintiff to each Indemnified Party that is or may be subject to the Third Party Claim. If the Indemnitor elects not to defend or settle such Third Party Claim and the Indemnified Party defends, settles or otherwise deals with any such Third Party Claim directly, the Indemnified Party shall provide advance written notice of any settlement to the Indemnitor, act reasonably and in accordance with the Indemnified Party’s good faith business judgment in the defense, negotiation or settlement of any such Third Party Claim, and not execute or otherwise agree to any settlement without the Indemnitor’s prior written consent (not to be unreasonably withheld). The Indemnitor and the Indemnified Party shall cooperate fully with each other in connection with the defense, negotiation or settlement of any such Third Party Claim.
(c)    After final judgment or award of any Third Party Claim shall have been rendered by a court, arbitration board or administrative agency of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the Indemnified Party and the Indemnitor shall have arrived at a mutually binding agreement with respect to each separate matter indemnified by the Indemnitor, the Indemnified Party shall forward to the Indemnitor notice of any sums due and owing by the Indemnitor with respect to such matter, and such amount shall be paid.
(d)    If any Third Party Claim is made by a third party against an Indemnified Party, the Indemnified Party shall use commercially reasonable efforts to make reasonably available during normal business hours to the Indemnitor those partners, members, officers and employees whose assistance, testimony or presence is necessary to assist the Indemnitor in evaluating and in defending such claims; provided, that any such access shall be conducted in such a manner as not to interfere unreasonably with the operations of the business of the Indemnified Party.
SECTION 7.5    Timing of Claims; Survival Periods. Except as expressly set forth in this Article VII, the representations and warranties of the parties hereto contained herein shall not survive the Closing. Notwithstanding the provisions of Section 7.1 above, (a) no Indemnified Party shall be entitled to make any claim for indemnification pursuant to Section 7.1

(A) in respect of a breach of any representations or warranties at any time after the eighteen (18) month anniversary of the Closing Date or fraud in the making of any Fundamental Representations, at any time after the second (2nd) anniversary of the Closing Date and (b) a claim for indemnification pursuant to Section 7.1(B), Section 7.1(C) or Section 7.1(D) may be made, which indemnification obligations, for the avoidance of doubt, represent the parties’ intention to allocate certain Liabilities and are not claims for breach in any respect, at any time prior to the third (3rd) anniversary of the Closing Date. For the avoidance of doubt, the representations and warranties of the parties hereto contained herein shall terminate on the eighteen (18) month anniversary of the Closing Date and indemnification obligations pursuant to Section 7.1(B), Section 7.1(C) or Section 7.1(D) shall terminate on the third (3rd) anniversary of the Closing Date. The parties hereby agree and acknowledge that the foregoing survival periods are a contractual statute of limitations and any claim brought by any Indemnified Party pursuant to this Article VII must be notified in writing prior to the expiration of the applicable survival period; provided, that any indemnity claim made by a party prior to the end of such survival period shall survive until such claim is fully paid or finally and completely resolved in accordance with this Agreement. The covenants and agreements contained in this Agreement which by their terms contemplate performance after the Closing Date shall survive the Closing until ninety (90) days after such covenants and agreements are fully performed in accordance with their terms.
SECTION 7.6    Limitation on Liability of the Parties. Notwithstanding any other provision of this Agreement, following the date hereof, the aggregate Liability of either party under this Article VII for breaches of representations and warranties by such party, shall not exceed $2,500,000 in the aggregate unless any such breaches were the result of fraud in the making of a representation or warranty in Section 3.1, Section 3.2, Section 3.3, Section 3.4, Section 4.1, Section 5.1, Section 5.2 or Section 5.3 (collectively, the “Fundamental Representations”) by any such party, in which case the aggregate Liability of such party for all breaches of representations and warranties and fraud in the making of the Fundamental Representations, as the case may be, shall not exceed $10,000,000.
SECTION 7.7    Sole Remedy. Subject to Section 8.10, after the Closing, the indemnification in this Article VII is the sole remedy available to the parties for breaches of representations and warranties under this Agreement.
SECTION 7.8    Representations Not Limited By Investigation or Knowledge. The Sellers agree that the Acquiror Indemnified Parties’ rights to indemnification contained in this Article VII relating to the representations, warranties, covenants and obligations of the Sellers are part of the basis of the bargain contemplated by this Agreement, and such representations, warranties, covenants and obligations, and the rights and remedies that may be exercised by the Acquiror Indemnified Parties with respect thereto, shall not be waived, limited or otherwise affected by or as a result of (and the Acquiror Indemnified Parties shall be deemed to have relied upon such representations, warranties, covenants and obligations notwithstanding) any knowledge on the part of any of the Acquiror Indemnified Parties or any of their past, current or future representatives, regardless of whether obtained through any investigation by any Acquiror Indemnified Parties or any past, current or future representative of any Acquiror

Indemnified Party and regardless of whether such knowledge was obtained before or after the execution and delivery of this Agreement or by reason of the fact that a Acquiror Indemnified Parties or any of its past, current or future representatives knew or should have known that any representation or warranty is or might be inaccurate.
Article VIII

GENERAL PROVISIONS
SECTION 8.1    Expenses. Except as may be otherwise specified in the Transaction Agreements, all costs and expenses, including fees and disbursements of counsel, financial advisers and accountants, incurred in connection with the Transaction Agreements and the transactions contemplated by the Transaction Agreements shall be paid by the Person incurring such costs and expenses, whether or not the Closing shall have occurred or this Agreement is terminated.
SECTION 8.2    Notices. All notices, requests, claims, demands and other communications under the Transaction Agreements shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile or email (receipt of which is confirmed) or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.2):
(i)    if to the Sellers or the Sellers’ Representative:
c/o U.S. News & World Report, L.P.
125 Theodore Conrad Drive
Jersey City, NJ 07305
Attention: Chief Financial Officer
Email:    nmaheshwari@usnews.com
c/o U.S. News & World Report, L.P.
4 New York Plaza, 7th Floor
New York, NY 10004
Attention: General Counsel
Email: pdwoskin@usnews.com

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
Attention:    Gary Horowitz
Michael Wolfson
Telephone: (212) 455-2000

Facsimile: (212) 455-2502
Email:     ghorowitz@stblaw.com
    mwolfson@stblaw.com

(ii)    if to the Management Trust:
Mortimer B. Zuckerman 1983 Family Trust
510 Madison Avenue, Suite 2901
New York, NY 10022
Attention: Eric J. Gertler, Trustee
Email:    egertler@usnews.com
with a copy (which shall not constitute notice) to:

McDermott Will & Emery LLP
500 North Capitol Street, NW
Washington, DC 20001
Attention:    Ellen Harrison
Telephone: (202) 756-8000
Facsimile:    (202) 756-8087
Email:      eharrison@mwe.com

and

McDermott Will & Emery LLP
340 Madison Avenue
New York, NY 10173
Attention:    Christen Douglas
Telephone: (212) 547-5400
Facsimile:    (212) 547-5444
Email:     cdouglas@mwe.com

(iii)    if to the Company, the Acquiror or TPC:
c/o Tribune Publishing Company, LLC
202 W. 1st Street
Los Angeles, California 90012
Telephone: (213) 237-2968
Facsimile: (213) 237-4401
Email: Julie.Xanders@tronc.com

with a copy (which shall not constitute notice) to:

Honigman Miller Schwartz and Cohn LLP
One South Wacker Drive, 28th Floor
Chicago, Illinois 60606-4617
Attention: Phillip D. Torrence
Telephone: (269) 337-7702
Facsimile: (269) 337-7703
Email: ptorrence@honigman.com

SECTION 8.3    Public Announcements. On the first (1st) Business Day following the Closing Date, the parties hereto shall issue a joint press release in respect of the transactions contemplated by this Agreement that shall be approved by the Sellers and the Acquiror and the Sellers shall issue a separate announcement in the form of an article reviewed by the Acquiror in the Newspaper and/or Company-wide email, the NYDailyNews.com website and related mobile platforms in respect of the transactions contemplated by this Agreement. Notwithstanding anything in this Agreement or the Ancillary Agreements to the contrary, it is acknowledged and agreed that the Acquiror and its Affiliates shall be permitted to, without the Sellers’ prior written consent or review, (a) disclose the terms and provisions of this Agreement to their respective existing and prospective lenders, securities analysts and rating agencies and (b) file a Current Report on Form 8-K (including all amendments related thereto), which shall include a copy of this Agreement and the joint press release referred to in the first sentence of this Section 8.3, and make additional filings as required by Law with the Securities and Exchange Commission concerning this Agreement and the transactions contemplated by this Agreement. Notwithstanding anything to the contrary in this Agreement or the Ancillary Agreements, it is acknowledged and agreed that, to the extent such information is then in the public domain, the Sellers and their Affiliates shall be permitted, without the Acquiror’s prior written consent or review, to disclose or respond to inquiries related to this Agreement, the transactions contemplated hereby and the Sellers’ pre-Closing ownership and operation of the Company, and the Sellers and their Affiliates shall further be permitted, without the Acquiror’s prior written consent or review, to give opinions or commentary related to such matters.
SECTION 8.4    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to either party. Notwithstanding the foregoing, upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties to this Agreement shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.
SECTION 8.5    Entire Agreement. The Transaction Agreements constitute the entire agreement of the Company and its Affiliates, on the one hand, and the Acquiror, on the other hand, with respect to the subject matter of the Transaction Agreements and supersede all prior agreements, undertakings and understandings, both written and oral, between or on behalf of the Company and its Affiliates, on the one hand, and the Acquiror, on the other hand, with respect to the subject matter of the Transaction Agreements. The letter of intent dated August 18, 2017 between the Company and Tribune Publishing Company, LLC and the Confidentiality Agreement are terminated effective as of the execution and delivery of this Agreement by the parties hereto.
SECTION 8.6    Assignment. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of each of the other parties, except that the Acquiror may assign all or any of its rights and obligations hereunder to any direct or indirect wholly-owned Subsidiary of the Acquiror; provided, however, that no such assignment shall relieve the Acquiror of its obligations hereunder. Notwithstanding the foregoing, the Acquiror may assign this Agreement to any transferee of the purchaser of all or substantially all of the assets of the Company; provided, that such transferee or purchaser shall assume all of the obligations of the Company hereunder and any sale or transfer or purchase in violation of this sentences shall be null and void ab initio.
SECTION 8.7    No Third-Party Beneficiaries.
(a)    Except as provided in Section 6.10 and Article VII with respect to Indemnified Parties, this Agreement is for the sole benefit of the parties to this Agreement and their heirs, successors and permitted assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person, including any union or any employee or former employee of the Company Group, or entity any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.
(b)    Notwithstanding anything to the contrary set forth herein, this Agreement is binding on and inures to the benefit of the parties hereto and their respective heirs, devisees, executors, administrators, guardians, conservators, attorneys-in-fact, successors and permitted assigns.
SECTION 8.8    Amendment. No provision of this Agreement, including any Appendices, Exhibits, Schedules or Disclosure Schedules hereto, may be amended, supplemented or modified except by a written instrument making specific reference hereto or thereto signed by all the parties hereto (or, in the case of the Sellers, the Sellers’ Representative) to such agreement. No consent from any Indemnified Party under Article VII (other than the parties to this Agreement) shall be required in order to amend this Agreement.
SECTION 8.9    Disclosure Schedule. Any disclosure with respect to a Section of this Agreement, including any Section of the Disclosure Schedule, shall be deemed to be disclosed for other Sections of this Agreement, including any Section of the Disclosure Schedule, to the extent that such disclosure is reasonably sufficient so that the relevance of such disclosure would be reasonably apparent to a reader of such disclosure. Matters reflected in any Section of this Agreement, including any Section of the Disclosure Schedule, are not necessarily limited to matters required by this Agreement to be so reflected. Such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature. No reference to or disclosure of any item or other matter in any Section of this Agreement, including any Section of the Disclosure Schedule, shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in this Agreement. Without limiting the foregoing, no such reference to or disclosure of a possible breach or violation of any Contract, Law or Governmental Order shall be construed as an admission or indication that breach or violation exists or has actually occurred.
SECTION 8.10    Specific Performance; Jurisdiction. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Therefore, in addition to any other right or remedy to which any party may be entitled at law or in equity, the obligations of the Sellers under this Agreement, including the Sellers’ obligation to sell the Transferred Interests to the Acquiror, and the Acquiror’s obligation to purchase and acquire the Transferred Interests from the Sellers, in each case at the Closing, and the Sellers’ obligations under Section 6.2, shall be enforceable by a decree of specific performance issued by a court of the State of New York or of a federal court sitting in the State and County of New York, and appropriate injunctive relief may be applied for and granted in connection therewith, this being in addition to any other remedy to which such party is entitled at law or in equity. In addition, each of the parties hereto (i) consents to submit itself to the exclusive personal jurisdiction of the courts of the State of New York and of the federal courts sitting in the State and County of New York in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any Action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the courts of the State of New York and the federal courts sitting in the State and County of New York and (iv) consents to service being made through the notice procedures set forth in Section 8.2. Each of the Sellers’ Representative, the Sellers, the Company and the Acquiror hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 8.2 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated hereby.
SECTION 8.11    Governing Law. This Agreement (and any claims, causes of action or disputes that may be based upon, arise out of or relate hereto, to the transactions contemplated hereby, to the negotiation, execution or performance hereof, or to the inducement of any party to enter herein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall in all respects be governed by, and construed in accordance with, the Laws of the State of New York, including all matters of construction, validity and performance, in each case without reference to any conflict of Law rules that might lead to the application of the Laws of any other jurisdiction.
SECTION 8.12    Rules of Construction. Interpretation of this Agreement shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Article, Section, paragraph, Appendix and Exhibit are references to the Articles, Sections, paragraphs, Appendices and Exhibits to this Agreement unless otherwise specified; (c) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement, including the Disclosure Schedule, Appendices and Exhibits hereto; (d) references to “$” shall mean U.S. dollars; (e) the word “including” and words of similar import when used in this Agreement shall mean “including without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive; (g) references to “written” or “in writing” include in electronic form; (h) provisions shall apply, when appropriate, to successive events and transactions; (i) the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (j) the Sellers’ Representative, the Sellers, the Company and the Acquiror have each participated in the negotiation and drafting of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or burdening either party by virtue of the authorship of any of the provisions in this Agreement; (k) any reference to “days” means calendar days unless Business Days are expressly specified; and (l) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded, and if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day.
SECTION 8.13    Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties to each such agreement in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or PDF via email shall be as effective as delivery of a manually executed counterpart of this Agreement.
SECTION 8.14    Waiver of Jury Trial. EACH PARTY HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY. EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.14.
SECTION 8.15    No Recourse. This Agreement may not be enforced against, and no claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may be made against, any former, current or future director, officer, agent, Affiliate (other than the Company and its successors and permitted assignees), manager, assignee or employee of the Company (or any of its successors or permitted assignees), any former, current or future general or limited partner, manager, member or stockholder of the Company (or any of their successors or permitted assignees) or any Affiliate thereof (other than the Company and its successors and permitted assignees and the Sellers) or any former, current or future director, officer, agent, employee, Affiliate (other than the Company and its successors and permitted assignees and the Sellers), assignee, general or limited partner, stockholder, manager or member of any of the foregoing (other than the Company) (the foregoing Persons, other than the Company and their successors and permitted assignees, collectively, the “Company Protected Parties”). None of the Company Protected Parties shall have any liability for any obligations or liabilities of the Company or any Affiliate under this Agreement or for any claims based on, or by reason of, the transactions contemplated by this Agreement and in no event shall the Acquiror or any of its Affiliates, and the Acquiror agrees not to and to cause its Affiliates not to, seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from any Company Protected Party.
SECTION 8.16    Release. Effective upon the Closing, each Seller will not, in any circumstances, bring any Action against the Acquiror, the Company or any of the Company’s Subsidiaries or any of their respective officers, managers, directors or employees, in their capacity as such, arising out of any action taken by any Seller prior to the Closing. Effective upon the Closing, each Seller (on behalf of itself and its successors and assigns and any other Person that could make a claim on behalf of such Seller) hereby releases and forever discharges the Acquiror, the Company and the Company’s Subsidiaries and their respective Affiliates and their respective past, present and future equityholders, directors, managers, officers, employees, counsel, agents and Representatives, and each of their respective successors and assigns (individually, a “Seller Releasee” and, collectively, the “Seller Releasees”), from any Liabilities arising out of any matter, circumstance or event occurring prior to the Closing other than (a) any rights or claims of a Seller for any breach, non-performance, action or failure to act under this Agreement or (b) with respect to any rights of a Seller under any Ancillary Agreement (the “Released Seller Claims”). Each Seller understands and acknowledges that the release under this Section 8.16 with respect to the Released Seller Claims will remain effective in all respects notwithstanding such additional or different facts and legal theories or the discovery of those additional or different facts or legal theories.
SECTION 8.17    Conflict of Interest.
(a)    If the Sellers so desire, and without the need for any consent or waiver by the Acquiror or the Company, each of Simpson Thacher & Bartlett LLP, Kasowitz Benson Torres LLP and Norris McLaughlin & Marcus, P.A. is permitted to represent the Sellers after the Closing in connection with any matter related to the transactions contemplated by the Transaction Agreements or any disagreement or dispute relating thereto. Without limiting the generality of the foregoing, after the Closing, each of Simpson Thacher & Bartlett LLP, Kasowitz Benson Torres LLP and Norris McLaughlin & Marcus, P.A. is permitted to represent the Sellers, and their respective agents and Affiliates, or any one or more of them, in connection with any negotiation, transaction or dispute with the Acquiror, the Company or any of their respective agents or Affiliates under or relating to the Transaction Agreements, any transaction contemplated by the Transaction Agreements, and any related matter, such as claims for indemnification and disputes involving employment or other agreements entered into in connection with this Agreement. The Acquiror consents to the disclosure by each of Simpson Thacher & Bartlett LLP, Kasowitz Benson Torres LLP and Norris McLaughlin & Marcus, P.A. to the Sellers or its Affiliates of any information learned by any of Simpson Thacher & Bartlett LLP, Kasowitz Benson Torres LLP or Norris McLaughlin & Marcus, P.A. in the course of its representation of the Sellers or its Affiliates, regardless of whether such information is subject to attorney-client privilege or any of Simpson Thacher & Bartlett LLP’s, Kasowitz Benson Torres LLP’s or Norris McLaughlin & Marcus, P.A.’s duty of confidentiality and whether or not such disclosure is made before or after the Closing. Upon and after the Closing, the Company Group shall cease to have any attorney-client privilege with each of Simpson Thacher & Bartlett LLP, Kasowitz Benson Torres LLP and Norris McLaughlin & Marcus, P.A. unless and to the extent any of Simpson Thacher & Bartlett LLP, Kasowitz Benson Torres LLP or Norris McLaughlin & Marcus, P.A., respectively, is specifically engaged in writing by a member of the Company Group to represent such member of the Company Group after the Closing and either such engagement involves no conflict of interest with respect to the Sellers, or the Sellers’ Representative consents in writing at the time of such engagement. Any such representation of such member of the Company Group by any of Simpson Thacher & Bartlett LLP, Kasowitz Benson Torres LLP or Norris McLaughlin & Marcus, P.A. after the Closing will not affect the foregoing provisions hereof. Furthermore, each of Simpson Thacher & Bartlett LLP, Kasowitz Benson Torres LLP and Norris McLaughlin & Marcus, P.A. is permitted to withdraw from any representation of any member of the Company Group in order to be able to represent or continue so representing the Sellers, even if such withdrawal causes such member of the Company Group or the Acquiror additional legal expense, delay or prejudice.
(b)    The parties hereto agree that all communications among Simpson Thacher & Bartlett LLP, Kasowitz Benson Torres LLP, Norris McLaughlin & Marcus, P.A., the Sellers, the Company Group and their respective Representatives that relate in any way to the transactions contemplated by this Agreement are subject to the attorney-client privilege and that the expectation of client confidence belongs to the Sellers and will be controlled by the Sellers following the Closing Date and will not pass to or be claimed by the Acquiror or any member of the Company Group following the Closing Date. Notwithstanding the foregoing, in the event that a dispute arises between the Acquiror, a member of the Company Group and a third party other than a party to this Agreement after the Closing, such party may assert the attorney-client privilege to prevent disclosure of confidential communications by each of Simpson Thacher & Bartlett LLP, Kasowitz Benson Torres LLP and Norris McLaughlin & Marcus, P.A. to such third party; provided, however, that such party may not waive such privilege without the prior written consent of the Sellers, if such waiver could reasonably be expected to result in Liability of the Sellers.

[THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, each of the Sellers, the Company, the Acquiror, the Sellers’ Representative, TPC and the Management Trust have caused this Agreement to be executed on the date first written above, and in the case of the Company and the Acquiror, by their respective duly authorized officers.

THE SELLERS:
MORTIMER B. ZUCKERMAN
/s/ Eric J. Gertler
By: Eric J. Gertler, as attorney-in-fact
NEW DN COMPANY

By: /s/ Eric J. Gertler
Name: Eric J. Gertler Title: Co-Chairman
THE MORTIMER B. ZUCKERMAN 1983 FAMILY TRUST

By: /s/ Eric J. Gertler
Name: Eric J. Gertler
Title: Trustee COMPANY: DAILY NEWS, L.P. By: New DN Company, its general partner

By: /s/ Eric J. Gertler
Name: Eric J. Gertler Title: Co-Chairman

[Signature Page to the Partnership Interest Purchase Agreement]

THE ACQUIROR: TRX PUBCO, LLC

By: /s/ Justin C. Dearborn
Name: Justin C. Dearborn
Title: President & Chief Executive Officer THE SELLERS’ REPRESENTATIVE:
NEW DN COMPANY

By: /s/ Eric J. Gertler
Name: Eric J. Gertler Title: Co-Chairman

TPC:
TRIBUNE PUBLISHING COMPANY, LLC

By: /s/ Justin C. Dearborn
Name: Justin C. Dearborn Title: Chief Executive Officer
THE MANAGEMENT TRUST:
THE MORTIMER B. ZUCKERMAN MANAGEMENT TRUST U/A/D NOVEMBER 2, 2010, AS AMENDED

By: /s/ Eric J. Gertler
Name: Eric J. Gertler Title: Trustee

[Signature Page to the Partnership Interest Purchase Agreement]

Annex A

Sellers

1. Mortimer B. Zuckerman
2. New DN Company
3. The Mortimer B. Zuckerman 1983 Family Trust